UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

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JDS Uniphase Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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JDS UNIPHASE CORPORATION

1768 Automation Parkway

San Jose, California 95131

(408) 546-5000

Notice of Annual Meeting of Stockholders

and Proxy Statement

Letter to Stockholders

2005 Annual Report

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE

MEETING, PLEASE COMPLETE, SIGN, DATE AND RETURN THE ACCOMPANYING

PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE OR VOTE BY

TELEPHONE OR ELECTRONICALLY VIA THE INTERNET.

JDS UNIPHASE CORPORATION

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON DECEMBER 1, 2005

DATE AND TIME	9:00 a.m., Pacific Standard Time, on December 1, 2005

LOCATION	JDS Uniphase Corporation
1768 Automation Parkway
San Jose, California 95131
(408) 546-5000

PROPOSALS	1. To elect two Class III directors to serve until the 2008 annual meeting of stockholders and until their successors are elected and qualified.

2.      To approve an amendment to the JDS Uniphase Corporation’s Restated Certificate of Incorporation which will effect a reverse stock split of the common stock of JDS Uniphase Corporation by a ratio of not less than one-for-eight and not more than one-for-ten at any time prior to December 1, 2006, with the exact ratio to be set at a whole number within this range to be determined by the Board of Directors in its discretion.

3. To ratify the appointment of Ernst & Young LLP as JDS Uniphase Corporation’s independent registered public accounting firm for the fiscal year ending June 30, 2006.

4. To consider such other business as may properly come before the annual meeting and any adjournment or postponement thereof.

These items of business are more fully described in the proxy statement which is attached and made a part hereof.

RECORD DATE	You are entitled to vote at the 2005 Annual Meeting of Stockholders (the “Annual Meeting”) and any adjournment or postponement thereof if you were a stockholder at the close of business on October 11, 2005.

VOTING	YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, YOU ARE URGED TO VOTE PROMPTLY TO ENSURE YOUR PRESENCE AND THE PRESENCE OF A QUORUM AT THE ANNUAL MEETING. You may vote your shares by using the Internet or the telephone. Instructions for using these services are set forth on the enclosed proxy card. You may also vote your shares by marking, signing, dating and returning the proxy card in the enclosed postage-prepaid envelope. If you send in your proxy card and then decide to attend the Annual Meeting to vote your shares in person, you may still do so. Your proxy is revocable in accordance with the procedures set forth in the proxy statement.

By Order of the Board of Directors,

Kevin J. Kennedy

Chief Executive Officer

San Jose, California

October     , 2005

JDS UNIPHASE CORPORATION

1768 Automation Parkway

San Jose, California 95131

(408) 546-5000

PROXY STATEMENT

GENERAL INFORMATION

Why am I receiving these proxy materials?

The Board of Directors (the “Board”) of JDS Uniphase Corporation, a Delaware corporation (the “Company”), is furnishing these proxy materials to you in connection with the Company’s 2005 annual meeting of stockholders (the “Annual Meeting”). The Annual Meeting will be held at the Company’s corporate offices located at 1768 Automation Parkway, San Jose, California 95131, on December 1, 2005 at 9:00 a.m., Pacific Standard Time. You are invited to attend the Annual Meeting and are entitled and requested to vote on the proposals outlined in this proxy statement (“Proxy Statement”).

What proposals will be voted on at the Annual Meeting?

There are four proposals scheduled to be voted on at the Annual Meeting:

1. To elect two Class III directors to serve until the 2008 annual meeting of stockholders and until their successors are elected and qualified.

2. To approve an amendment to the Company’s Restated Certificate of Incorporation which will effect a reverse stock split of the common stock of JDS Uniphase Corporation by a ratio of not less than one-for-eight and not more than one-for-ten at any time prior to December 1, 2006, with the exact ratio to be set at a whole number within this range to be determined by the Board of Directors in its discretion.

3. To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm (hereinafter referred to as “independent auditors”) for the fiscal year ending June 30, 2006.

4. To consider such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

As to any other business which may properly come before the Annual Meeting, the persons named on the enclosed proxy card will vote according to their best judgment. We do not know now of any other matters to be presented or acted upon at the Annual Meeting.

What are the recommendations of the Company’s Board of Directors?

The Board recommends that you vote “FOR” the election of the two Class III directors, “FOR” approval of the amendment to the Company’s Restated Certificate of Incorporation to effect a reverse split based on a ratio between one-for-eight and one-for-ten of all of the Company’s outstanding Common Stock, and “FOR” the ratification of the appointment of Ernst & Young LLP as the Company’s independent auditors for the fiscal year ending June 30, 2006.

What is the record date and what does it mean?

The record date for the Annual Meeting is October 11, 2005. The record date is established by the Board of Directors as required by Delaware law. Holders of shares of the Company’s common stock and holders of exchangeable shares of JDS Uniphase Canada Ltd., a subsidiary of the Company, at the close of business on the record date are entitled to receive notice of the Annual Meeting and to vote at the Annual Meeting and any adjournments or postponements thereof.

What shares can I vote?

Each stockholder of the Company’s common stock, par value $.001 per share (“Common Stock”), is entitled to one vote for each share of Common Stock owned as of the record date, and CIBC Mellon Trust Company (the “Trustee”), the holder of the Company’s special voting share (“Special Voting Share”), is entitled to one vote for each exchangeable share of JDS Uniphase Canada Ltd., a subsidiary of the Company (“Exchangeable Shares”), outstanding as of the record date (other than Exchangeable Shares owned by the Company and its affiliates). Holders of Common Stock and the Exchangeable Shares are collectively referred to as “Stockholders”. Votes cast with respect to Exchangeable Shares will be voted through the Special Voting Share by the Trustee as directed by the holders of Exchangeable Shares, except votes cast with respect to Exchangeable Shares whose holders request to vote directly in person as proxy for the Trustee at the Annual Meeting.

At the record date,                      shares of Common Stock were issued and outstanding, one share of the Company’s Special Voting Share was issued and outstanding, and                      Exchangeable Shares were issued and outstanding (excluding Exchangeable Shares owned by the Company and its affiliates which are not voted). Each Exchangeable Share is exchangeable at any time, at the option of its holder, for one share of the Company’s Common Stock.

What constitutes a quorum?

The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the shares of Common Stock and Exchangeable Shares outstanding and entitled to vote on the record date will constitute a quorum permitting the Annual Meeting to conduct its business.

How are abstentions and broker non-votes treated?

Under the General Corporation Law of the State of Delaware, an abstaining vote and a broker non-vote are counted as present and are, therefore, included for purposes of determining whether a quorum of shares is present at the Annual Meeting. Broker non-votes are not included in the tabulation of the voting results on the election of directors or issues requiring approval of a majority of the shares present or represented by proxy and entitled to vote at the Annual Meeting and, therefore, do not have an effect on Proposals 1 or 3. However, with respect to Proposal No. 2 a broker non-vote will have the same effect as a negative vote. A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have the discretionary voting instructions with respect to that item and has not received instructions from the beneficial owner. Under the rules that govern brokers who are voting with respect to shares held by them as nominee, brokers have the discretion to vote such shares only on routine matters. Routine matters include, among others, the election of directors and ratification of auditors. Non-routine matters include, among others, the proposed amendment to the Company’s Restated Certificate of Incorporation. For the purpose of determining whether the Stockholders have approved matters other than the election of directors, abstentions are treated as shares present or represented and voting, so abstentions have the same effect as negative votes. Shares held by brokers who do not have discretionary authority to vote on a particular matter and have not received voting instructions from their customers are not counted or deemed to be present or represented for purposes of determining whether Stockholders have approved that matter.

What is the voting requirement to approve each of the proposals?

Proposal 1. The two candidates receiving the greatest number of affirmative votes of the votes attached to shares of Common Stock and the Special Voting Share present in person, or represented by proxy, and entitled to vote at the Annual Meeting will be elected, provided a quorum is present and voting. Abstentions and broker non-votes will not be counted toward a nominee’s total.

Proposal 2. Approval to amend the Company’s Restated Certificate of Incorporation to effect a reverse stock split of the Company’s outstanding Common Stock at a ratio of not less than one-for-eight and not more than one-for-ten, with the exact ratio to be set a whole number within this range to be determined by the Board of

Directors, requires the affirmative vote of a majority of the outstanding shares of Common Stock and a majority of the votes represented by the Special Voting Share. As a result, abstentions and broker non-votes will have the same effect as negative votes.

Proposal 3. Ratification of the appointment of Ernst & Young LLP as the Company’s independent auditors will require the affirmative vote of a majority of the shares of Common Stock and a majority of the votes represented by the Special Voting Share Special Voting Share present in person, or represented by proxy, and entitled to vote at the Annual Meeting. Abstentions and broker non-votes will not be counted as having been voted on Proposal 3.

All shares of Common Stock and the Special Voting Share represented by valid proxies will be voted in accordance with the instructions contained therein. Votes with respect to Exchangeable Shares represented by valid voting instructions received by the Trustee will be cast by the Trustee in accordance with those instructions. In the absence of instructions, proxies from holders of Common Stock will be voted FOR Proposals 1, 2 and 3. If no instructions are received by the Trustee from a holder of Exchangeable Shares, the votes to which such holder is entitled will not be exercised.

How do I vote my shares?

If you are a common stockholder of record, you can either attend the Annual Meeting and vote in person or give a proxy to be voted at the Annual Meeting:

•	by mailing the enclosed proxy card;

•	over the telephone by calling a toll-free number; or

•	electronically, using the Internet.

The Internet and telephone voting procedures have been set up for your convenience and are designed to authenticate Stockholders’ identities, to allow Stockholders to provide their voting instructions, and to confirm that their instructions have been recorded properly. The Company believes the procedures which have been put in place are consistent with the requirements of applicable law. Specific instructions for Stockholders of record who wish to use the Internet or telephone voting procedures are set forth on the enclosed proxy card.

If you are a record holder of Exchangeable Shares, you can either attend the Annual Meeting and vote in person or give a proxy to be voted at the Annual Meeting by mailing the enclosed voting instruction card to the Trustee.

If a holder of Exchangeable Shares does not provide the Trustee with voting instructions, your Exchangeable Shares will not be voted.

Who will tabulate the votes?

An automated system administered by ADP Investor Communication Services (“ADP”) will tabulate votes cast by proxy at the Annual Meeting and a representative of the Company will tabulate votes cast in person at the Annual Meeting.

Is my vote confidential?

Proxy instructions, ballots and voting tabulations that identify individual Stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within the Company or to third parties, except (i) as necessary to meet applicable legal requirements, or (ii) to allow for the tabulation and/or certification of the vote.

Can I change my vote after submitting my proxy?

You may revoke your proxy at any time before the final vote at the Annual Meeting. You may do so by one of the following four ways:

•	submitting another proxy card bearing a later date;

•	sending a written notice of revocation to the Company’s Corporate Secretary at 1768 Automation Parkway, San Jose, California, 95131;

•	submitting new voting instructions via telephone or the Internet; or

•	attending AND voting in person at the Annual Meeting.

If you hold Exchangeable Shares and you wish to direct the Trustee to change the vote attached to the Special Voting Share on your behalf, you should follow carefully the instructions provided by the Trustee, which accompany this Proxy Statement. The procedure for instructing the Trustee differs in certain respects from the procedure for delivering a proxy, including the place for depositing the instructions and the manner for revoking the proxy.

Who is paying for this proxy solicitation?

This Proxy Statement and the accompanying proxy were first sent by mail to common stockholders, the Trustee for the Special Voting Share, and holders of Exchangeable Shares on or about October     , 2005. The Company will bear the cost of soliciting proxies, including preparation, assembly, printing and mailing of the Proxy Statement. The Company has retained the services of The Proxy Advisory Group of Strategic Stock Surveillance, LLC, to assist in the solicitation of proxies and provide related advice and informational support, for a services fee and the reimbursement of customary disbursements that are not expected to exceed $13,500 in the aggregate. In addition, the Company will reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation materials to such beneficial owners. Proxies may be solicited by certain of the Company’s directors, officers and regular employees, without additional compensation, either personally, by telephone, facsimile, or telegram.

How can I find out the voting results?

The Company will announce the preliminary results at the Annual Meeting and publish the final results in the Company’s Quarterly Report on Form 10-Q for the second quarter of fiscal 2006.

How do I receive electronic access to proxy materials for the current and future annual meetings?

Stockholders who have previously elected to receive the Proxy Statement and annual report over the Internet will be receiving an e-mail on or about October     , 2005 with information on how to access Stockholder information and instructions for voting over the Internet. Stockholders of record may vote via the Internet until 11:59 p.m. Eastern Time, November     , 2005.

If your shares are registered in the name of a brokerage firm and you have not elected to receive your Proxy Statement and annual report over the Internet, you still may be eligible to vote your shares electronically over the Internet. A large number of brokerage firms are participating in the ADP online program, which provides eligible Stockholders who receive a paper copy of this Proxy Statement the opportunity to vote via the Internet. If your brokerage firm is participating in ADP’s program, your proxy card will provide instructions for voting online. If your proxy card does not reference Internet information, please complete and return the proxy card in the postage-paid envelope provided.

Stockholders can elect to view future proxy statements and annual reports over the Internet instead of receiving paper copies, which results in cost savings for the Company. If you are a Stockholder of record and would like to receive future Stockholder materials electronically, you can elect this option by following the instructions provided when you vote your proxy over the Internet at www.ProxyVote.com.

If you chose to view future proxy statements and annual reports over the Internet, you will receive an e-mail notification next year with instructions containing the Internet address of those materials. Your choice to view future proxy statements and annual reports over the Internet will remain in effect until you contact either your broker or the Company to rescind your instructions. You do not have to elect Internet access each year.

If you elected to receive this Proxy Statement electronically over the Internet and would now like to receive a paper copy of this Proxy Statement so that you may submit a paper proxy in lieu of an electronic proxy, you should contact your broker or the Company.

How can I avoid having duplicate copies of the proxy statements sent to my household?

Some brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports, which results in cost savings for the Company. The practice of “householding” means that only one copy of the proxy statement and annual report will be sent to multiple Stockholders in a Stockholder’s household. The Company will promptly deliver a separate copy of either document to any Stockholder who contacts the Company’s investor relations department at (408) 546-5000 requesting such copies. If a Stockholder is receiving multiple copies of the proxy statement and annual report at the Stockholder’s household and would like to receive a single copy of those documents for a Stockholder’s household in the future, that Stockholder should contact their broker, other nominee record holder, or the Company’s investor relations department to request mailing of a single copy of the proxy statement and annual report.

When are stockholder proposals due for next year’s annual meeting?

In order for Stockholder proposals to be considered properly brought before an annual meeting by a Stockholder, the Stockholder must have given timely notice in writing to the Secretary of the Company. To be timely for the 2006 annual meeting of stockholders (the “2006 Annual Meeting”), a Stockholder’s notice must be received by the Company at its principal executive offices not less than 30 days nor more than 60 days prior to the 2006 Annual Meeting; provided however that in the event less than 40 days notice or prior public disclosure of the date of the meeting is made or given to the Stockholders, notice by the Stockholder to be on time must be received not later than the close of business on the tenth day following the day on which notice of the 2006 Annual Meeting was mailed or public disclosure was made. A Stockholder’s notice to the Secretary must set forth as to each matter the Stockholder proposes to bring before the 2006 Annual Meeting: (i) a brief description of the business desired to be brought before the 2006 Annual Meeting and the reasons for conducting such business at the 2006 Annual Meeting; (ii) the name and record address of the Stockholder proposing such business; (iii) the class and number of shares of the Company which are beneficially owned by the Stockholder; and (iv) any material interest of the Stockholder in such business.

Subject to applicable laws and regulations, the Company has discretion over what Stockholder proposals will be included in the agenda for the 2006 Annual Meeting and/or in the related proxy materials and will also have discretionary authority to vote all shares for which it has proxies in opposition to a matter if the Company’s fails to receive notice of a Stockholder proposal for next year’s annual meeting by                     . Stockholder proposals submitted pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, and intended to be presented at the Company’s 2006 Annual Meeting must be received by the Company not later than                      in order to be considered for inclusion in the Company’s proxy materials.

PROPOSAL 1

ELECTION OF CLASS III DIRECTORS

The Board is divided into three classes as nearly equal in number as possible. The members of each class of directors serve staggered three-year terms. Currently, the Board is composed of the following eight members:

Class	Directors	Term Expiration
I	Bruce D. Day, Martin A. Kaplan, and Kevin J. Kennedy	2007 Annual Meeting of Stockholders
II	Richard E. Belluzzo, Robert E. Enos, and Peter A. Guglielmi	2006 Annual Meeting of Stockholders
III	Richard T. Liebhaber and Casimir S. Skrzypczak	2005 Annual Meeting of Stockholders

In February 2005, the Board of Directors, upon the recommendation of the Corporate Governance Committee, appointed Richard E. Belluzzo as a director. Prior to Mr. Belluzzo’s’ appointment, the Board increased the authorized number of directors to eight.

The Corporate Governance Committee of the Board of Directors has recommended, and the Board of Directors has nominated, the two nominees named below for election as Class III directors of the Company, each to serve a three-year term until the 2008 annual meeting of stockholders and until a qualified successor is elected or until the director’s earlier resignation or removal. Each of the nominees, who is a current director of the Company, has consented, if elected as a Class III director of the Company, to serve until his term expires. The Board of Directors has no reason to believe each of the nominees will not serve if elected, but if either one of them should become unavailable to serve as a director, and if the Board designates a substitute nominee, the persons named as proxies will vote for the substitute nominee designated by the Board.

Class III Director—Nominees For Three Year Terms That Will Expire in 2008

Richard T. Liebhaber Age 70	Mr. Liebhaber became a member of the Company’s Board in November 2001. Mr. Liebhaber retired as Executive Vice President and Chief Technology Officer of MCI Communications, Inc. (“MCI”) in 1995. Prior to joining MCI in 1985, Mr. Liebhaber was IBM’s director of Business Policy and Development after serving in engineering, manufacturing, product test, service and marketing positions. Mr. Liebhaber is also a director of ECI Telecom Ltd., ILOG S.A. and Avici Systems, Inc.

Casimir S. Skrzypczak Age 64	Mr. Skrzypczak has been a member of the Company’s Board since July 1997. Since July 2001, Mr. Skrzypczak has been a general partner in Global Asset Capital Investment. From October 1999 to July 2001, Mr. Skrzypczak was Senior Vice President at Cisco Systems, Inc. Mr. Skrzypczak served as Corporate Vice President and Group President of Professional Services at Telcordia Technologies, Inc. from July 1997 to October 1999. Earlier, Mr. Skrzypczak was President, NYNEX Science & Technology and Vice President, Network & Technology Planning for NYNEX. Mr. Skrzypczak has served as a trustee of Polytechnic University since 1987 and is chairman of its Education Committee. Mr. Skrzypczak also serves as a director of Sirenza Microdevices Inc., ECI Telecom Ltd. and Webex Communications, Inc.

THE BOARD RECOMMENDS A VOTE “FOR” THE ELECTION

TO THE BOARD OF EACH OF THE NOMINEES NAMED ABOVE

The Company’s directors listed below will continue in office for the remainder of their terms or earlier in accordance with the Company’s Bylaws. Information regarding the business experience of each such director is provided below.

Class I Directors Whose Terms Will Expire in 2007

Bruce D. Day Age 49	Mr. Day became a member of the Company’s Board in July 1999, upon the closing of the merger with JDS FITEL Inc. (“JDS FITEL”) and served as a member of the JDS FITEL Board of Directors since 1996. Since 1991, Mr. Day has been Vice President of Corporate Development of Rogers Communications Inc., and is principally involved in mergers, acquisitions, divestitures and taxation for Rogers Communications Inc. and its subsidiaries.

Martin A. Kaplan Age 68	Mr. Kaplan has been a member of the Company’s Board since October 1997. Mr. Kaplan has served as the Chairman of the Board since May 2000. From May 1998 until his retirement in May 2000 after 40 years in the technology industry, Mr. Kaplan was Executive Vice President of Pacific Telesis, responsible for integration following the merger of SBC Communications, Inc. and Pacific Telesis Group, followed by the same role for other SBC mergers. From 1986 to 1997, he was Executive Vice President of Pacific Bell and President of Network Services. Mr. Kaplan also is a Director of Tekelec, Superconductor Technologies and Redback Networks.

Kevin J. Kennedy Age 49	Mr. Kennedy became a member of the Company’s Board in November 2001, and became Chief Executive Officer of the Company on September 1, 2003. From August 2001 to September 2003, Mr. Kennedy was the Chief Operating Officer of Openwave Systems, Inc. Prior to joining Openwave Systems Inc., Mr. Kennedy served seven years at Cisco Systems, Inc., most recently as Senior Vice President of the Service Provider Line of Business and Software Technologies Division, and 17 years at Bell Laboratories. Mr. Kennedy is a director of Freescale Semiconductor Corporation and Rambus Corporation.

Class II Directors Whose Terms Will Expire in 2006

Richard E. Belluzzo Age 51	Mr. Belluzzo joined the Company’s Board in February, 2005. He currently serves as Chairman and Chief Executive Officer of Quantum Corporation, a provider of backup, recovery and archive products and services. Before joining Quantum Corporation in 2002, Mr. Belluzzo was President and Chief Operating Officer of Microsoft Corporation (“Microsoft”). Prior to becoming its President and Chief Operating Officer, Mr. Belluzzo served as Microsoft’s group Vice President of the Personal Services and Devices Group, and was Group Vice President for the Consumer Group. Prior to Microsoft, Mr. Belluzzo was Chief Executive Officer of Silicon Graphics Inc. (“SGI”). Before SGI, Mr. Belluzzo held a series of increasingly senior roles at Hewlett Packard Company, culminating in his service as Executive Vice President of the Computer Products Organization. Mr. Belluzzo is a member of the board of directors of PMC-Sierra (Vancouver, Canada) and is a member of the board of trustees of Golden Gate University (San Francisco, California).

Robert E. Enos Age 66	Mr. Enos became a director of the Company in July 1999, upon the closing of the merger with JDS FITEL and was previously a member of the JDS FITEL board of directors from 1996 until July 1999. Mr. Enos was Vice President, Product Line Management, Cable Group, and Vice President, Transmission Network Division, of Northern Telecom Limited from 1992 to 1994 and from 1989 to 1992, respectively. Mr. Enos retired from Northern Telecom Limited in 1994.

Peter A. Guglielmi Age 62	Mr. Guglielmi has been a member of the Company’s Board since May 1998. Mr. Guglielmi retired as Executive Vice President of Tellabs, Inc. in 2000, where he served as Chief Financial Officer since 1988. From 1993 to 1997, Mr. Guglielmi also was President of Tellabs International, Inc. Prior to joining Tellabs, Mr. Guglielmi was Vice President of Finance and Treasurer of Paradyne Corporation for five years. Mr. Guglielmi serves on the board of directors of Tellabs, Inc.

Board Committees and Meetings

During fiscal 20051, the Board held seven meetings. The Board has four committees: Audit Committee, Compensation Committee, Corporate Governance Committee, and Corporate Development Committee. The members of the committees during fiscal 2005 are identified in the following table:

DIRECTOR	AUDIT	COMPENSATION	CORPORATE DEVELOPMENT	GOVERNANCE
Richard E. Belluzzo		X		X
Bruce D. Day	CHAIR		X
Robert E. Enos			X	CHAIR
Peter A. Guglielmi	X	X
Martin A. Kaplan		X	X	X
Kevin J. Kennedy			X
Richard T. Liebhaber	X		CHAIR	X
Casimir S. Skrzypczak	X	CHAIR		X2

1	In fiscal 2001, the Company changed its year-end from a fiscal year ending on June 30 to a 52-week fiscal year ending on the Saturday closest to June 30. The Company’s fiscal 2005 year ended on July 2, 2005, whereas fiscal 2004 and 2003 ended on July 3, 2004 and June 28, 2003, respectively. For comparative presentation purposes, all accompanying tables and notes have been shown as ended on June 30.
2	Mr. Skrzypczak resigned as a member of the Governance Committee in February 2005.

No director attended fewer than 75% of all Board meetings and committees on which he served after becoming a member of the Board of Directors, except Mr. Skyzypczak who was unable to attend one of the three Corporate Governance Committee meetings held prior to his resignation. The Company encourages, but does not require, its Board members to attend the annual stockholders meeting. All of the then-current members of the Company’s Board of Directors attended the 2004 annual meeting of stockholders.

The Audit Committee met twelve times in fiscal 2005. The Audit Committee is responsible for assisting the full Board of Directors in fulfilling its oversight responsibilities relative to the Company’s financial statements, financial reporting practices, systems of internal accounting and financial controls, the internal audit function, annual independent audits of the Company’s financial statements, and such legal and ethics programs as may established from time to time by the Board. The Audit Committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilities, and personnel of the Company and may retain external consultants at its sole discretion. In addition, the Audit Committee considers whether the Company’s independent auditors’ provision of non-audit services is compatible with maintaining the independence of the independent auditors. The Board has determined that all members of the Audit Committee are “independent” as that term is defined in Rule 4200 of the Marketplace Rules of the Nasdaq Stock Market, Inc. The Board has further determined that Bruce D. Day and Peter A. Guglielmi are “audit committee financial expert(s)” as defined by Item 401(h) of Regulation S-K of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and are independent as defined by Item 7(d)(3)(iv) of Schedule 14A of the Exchange Act. A copy of the Audit Committee charter, as amended to date, was attached as Appendix A to the Company’s 2003 proxy statement. A copy of the Audit Committee charter can also be viewed at the Company’s website at www.jdsu.com.

The Compensation Committee met six times in fiscal 2005. The Compensation Committee of the Board of Directors is responsible for insuring that the Company adopts and maintains responsible and responsive compensation programs for its employees, officers and directors consistent with the long-range interests of Stockholders. The Compensation Committee is also responsible for administering certain other compensation programs for such individuals, subject in each instance to approval by the full Board. The Compensation Committee also has the exclusive responsibility for the administration of the Company’s employee stock purchase plans and equity incentive plans. The Compensation Committee chairman reports on the Compensation Committee’s actions and recommendations at Board meetings. In addition, the Compensation Committee has the authority to engage the services of outside advisors, experts and others to provide assistance as needed. All members of the Compensation Committee are “independent” as that term is defined in Rule 4200 of the Marketplace Rules of the Nasdaq Stock Market, Inc. A copy of the Compensation Committee charter can be viewed at the Company’s website at www.jdsu.com.

The Corporate Development Committee met three times in fiscal 2005. The Corporate Development Committee oversees the Company’s strategic acquisition and investment activities. The Corporate Development Committee reviews and approves strategic transactions for which approval of the full Board of Directors is not required and makes recommendations to the Board of Directors regarding those transactions for which the consideration of the full Board of Directors is appropriate. A copy of the Corporate Development Committee charter can be viewed at the Company’s website at www.jdsu.com.

The Corporate Governance Committee met five times in fiscal 2005. The Corporate Governance Committee, which serves as the Company’s nominating committee, reviews current trends and practices in corporate governance and recommends to the Board of Directors the adoption of programs pertinent to the Company. As provided in the charter of the Corporate Governance Committee, nominations for director may be made by the Corporate Governance Committee or by a Stockholder of record entitled to vote. The Corporate Governance Committee will consider and make recommendations to the Board of Directors regarding any Stockholder recommendations for candidates to serve on the Board of Directors. Stockholders wishing to recommend candidates for consideration by the Corporate Governance Committee may do so by writing to the Company’s Investor Relations Department-Attention Corporate Governance Committee at 1768 Automation Parkway, San Jose, California 95131 providing the candidate’s name, biographical data and qualifications, a document indicating the candidate’s willingness to act if elected, and evidence of the nominating Stockholder’s ownership of Company’s stock at least 120 days prior to the next annual meeting to assure time for meaningful consideration by the Corporate Governance Committee. There are no differences in the manner in which the Corporate Governance Committee evaluates nominees for director based on whether the nominee is recommended by a Stockholder. All members of the Corporate Governance Committee are “independent” as that term is defined in Rule 4200 of the Marketplace Rules of the Nasdaq Stock Market, Inc.

In reviewing potential candidates for the Board, the Corporate Governance Committee considers the individual’s experience in the Company’s industry, the general business or other experience of the candidate, the needs of the Company for an additional or replacement director, the personality of the candidate, the candidate’s interest in the business of the Company, as well as numerous other subjective criteria. Of greatest importance is the individual’s integrity, willingness to be involved and ability to bring to the Company experience and knowledge in areas that are most beneficial to the Company. The Board intends to continue to evaluate candidates for election to the Board on the basis of the foregoing criteria. A detailed description of the criteria used by the Corporate Governance Committee in evaluating potential candidates may be found in the charter of the Corporate Governance Committee.

The Corporate Governance Committee operates under a written charter setting forth the functions and responsibilities of the committee. A copy of the charter can be viewed at the Company’s website at www.jdsu.com.

Code of Ethics

The Company has adopted a Code of Ethics (known as the Code of Business Conduct) for its directors, officers and other employees. The Company will post on its website any amendments to, or waivers from, any provision of its Code of Business Conduct. A copy of the Code of Business Conduct is available on the Company’s website at www.jdsu.com.

Communication between Stockholders and Directors

Shareholders may communicate with the Company’s Board of Directors through the Company’s Secretary by sending an email to bod@jdsu.com, or by writing to the following address: Chairman of the Board, c/o Secretary,

JDSU, 1768 Automation Parkway, San Jose, California 95131. The Company’s Secretary will forward all correspondence to the Board of Directors, except for spam, junk mail, mass mailings, product complaints or inquiries, job inquiries, surveys, business solicitations or advertisements, or patently offensive or otherwise inappropriate material. The Company’s Secretary may forward certain correspondence, such as product-related inquiries, elsewhere within the Company for review and possible response.

Director Compensation

Each non-employee director of the Company, except the Chairman, receives an annual cash retainer of $48,000 which is paid in monthly installments of $4,000. Additionally, each non-employee director receives a grant of Common Stock having a value on the date of grant of $40,000, net of applicable taxes at the discretion of each non-employee director. Such shares of Common Stock are subject to a restricted stock purchase agreement which provides for vesting over a three year period. Each non-employee director, except the Chairman, receives $1,500 for each meeting of the Board of Directors attended. In addition, each non-employee director serving on a committee of the Board receives an annual cash retainer of $7,500 and each non-employee director serving as a committee chair receives an additional cash retainer of $6,000. Each non-employee director serving on a committee of the Board also receives a stipend of $500 per committee meeting attended.

Mr. Kaplan, who serves as Chairman of the Board, receives an annual cash retainer of $80,000 as compensation for his services which is paid in quarterly installments of $20,000. In addition, Mr. Kaplan receives $3,000 for each meeting of the Board of Directors attended.

Additionally, immediately after each annual meeting of stockholders, each individual who is continuing to serve as a non-employee director is granted options to purchase 10,000 shares of the Company’s Common Stock. The individual who is serving as the Chairman is granted options to purchase an additional 60,000 shares of the Company’s Common Stock. Upon initial appointment to the Board, each non-employee director is granted options to purchase 40,000 shares of the Company’s Common Stock. Such options have an exercise price equal to 100% of the fair market value of the Company’s Common Stock on the date of grant, vest monthly over twelve months and terminate eight years from the date of grant. In its discretion, the Company’s Board may make grants of additional options to non-employee directors. No such additional grants were issued in fiscal year 2005. In addition, all non-employee directors who are serving as chair of one of the committees of the Board receive an annual option grant of 3,000 shares of the Company’s Common Stock upon their initial appointment as chair and an automatic option grant of 3,000 shares of the Company’s Common Stock immediately after each annual meeting of stockholders if the non-employee director continues as chair for the ensuing year. Such options granted to non-employee directors serving as a chair have an exercise price equal to 100% of the fair market value of the Company’s Common Stock on the date of grant and vest over twelve months. Upon retirement of a non-employee director, all unvested options and restricted shares of the Company’s Common Stock will automatically become fully vested, and the exercise period for such options will be extended to expire on the expiration date of such options, which is eight years from the date of grant.

Directors who are also employed by the Company do not receive any compensation for their services as directors. All directors are reimbursed for expenses incurred in connection with attending Board and committee meetings.

Relationships Among Directors or Executive Officers

There are no family relationships among any of the Company’s directors or executive officers.

Certain Relationships and Related Transactions

In fiscal 2005, Bruce D. Day, Robert E. Enos, Peter A. Guglielmi, Martin A. Kaplan, Richard T. Liebhaber and Casimir S. Skrzypczak were each granted options to purchase 10,000 shares of the Company’s Common

Stock at a price of $3.18 per share, and Martin A. Kaplan, as Chairman of the Board, was granted options to purchase 60,000 shares of the Company’s Common Stock at a price of $3.18 per share. In addition, Bruce D. Day, Robert E. Enos, Richard T. Liebhaber, and Casimir S. Skrzypczak, as committee chairs, were each granted options to purchase 3,000 shares of the Company’s Common Stock at a price of $3.18 per share.

Upon his appointment to the Board, Richard Belluzzo was granted an option to purchase 40,000 shares of the Company’s Common Stock at a price of $1.92 per share.

In fiscal year 2005, Bruce D. Day, Robert E. Enos, Peter A. Guglielmi, Martin A. Kaplan, Richard T. Liebhaber, and Casimir S. Skrzypczak each received a grant of 12,578 shares of restricted Common Stock with a fair market value at the date of grant at $3.18 per share.

The Company has entered into certain employment and change of control agreements with certain of its Named Executive Officers (as defined below), Kevin J. Kennedy, Ronald C. Foster, and Mark S. Sobey (see “Employment Contracts, Termination of Employment and Change in Control Arrangements” below).

The Company has entered into indemnification agreements with Kevin J. Kennedy and Richard T. Liebhaber. The indemnity agreements provide, among other things, that the Company will indemnify Mr. Kennedy and Mr. Liebhaber under the circumstances and to the extent provided therein, for expenses, damages, judgments, fines and settlements each may be required to pay in actions or proceedings which either of them may be made a party by reason of their positions as a director or other agent of the Company, and otherwise to the fullest extent permitted under Delaware law and the Company’s Bylaws.

Compensation Committee Interlocks and Insider Participation

No interlocking relationship exists between any member of the Company’s Board or Compensation Committee and any member of the board of directors or compensation committee of any other companies, nor has such interlocking relationship existed in the past.

Executive Officers

The following sets forth certain information regarding the Company’s executive officers:

Executive Officer	Age	Position
Kevin J. Kennedy	49	Chief Executive Officer
David Vellequette	49	Chief Financial Officer
Christopher S. Dewees	41	Senior Vice President and General Counsel
David Gudmundson	44	Senior Vice President, Corporate Development and Marketing
John Peeler	50	Executive Vice President, Test & Measurement Group
Mark S. Sobey, Ph.D.	45	Senior Vice President, Sales
Debora Shoquist	51	Senior Vice President, Operations
Thomas Znotins, Ph.D.	50	Senior Vice President, Subsystems Product Group
Michael Ricci	50	Senior Vice President, Components and Modules Group

Kevin J. Kennedy became a member of the Company’s Board in November 2001, and became Chief Executive Officer of the Company on September 1, 2003. From August 2001 to September 2003, Mr. Kennedy was the Chief Operating Officer of Openwave Systems, Inc. Prior to joining Openwave Systems Inc., Mr. Kennedy served seven years at Cisco Systems, Inc. (“Cisco”), most recently as Senior Vice President of the Service Provider Line of Business and Software Technologies Division, and 17 years at Bell Laboratories. Mr. Kennedy is a director of Freescale Semiconductor Corporation and Rambus Corporation.

David Vellequette joined the Company in July 2004 as Vice President and Operations Controller and served in those positions until July 2005 when he accepted the position of Chief Financial Officer. Prior to joining the Company, Mr. Vellequette was Vice President of Worldwide Sales and Services Operations at Openwave Systems, Inc. from April 2002 to July 2004. Between 1992 and 2002, Mr. Vellequette held increasingly responsible positions at Cisco, first as Corporate Controller of StrataCom Corporation (acquired by Cisco in 1996) and later as Vice President of Finance. Mr. Vellequette holds a B.S. degree in accounting from the University of California, Berkeley.

Christopher S. Dewees has served as the Company’s Senior Vice President and General Counsel since July 2003. From February 2003 until July 2003, Mr. Dewees served as Vice President and General Counsel, prior to which he was Acting General Counsel from October 2002 until February 2003. Mr. Dewees joined the Company’s Legal Department in October 1999. Prior to October 1999, Mr. Dewees was employed at Morrison & Foerster LLP, where he represented the Company, and other Silicon Valley public and private companies. Mr. Dewees earned his A.B. degree from Dartmouth College in 1986, and his J.D. degree from Northwestern University in 1989.

David Gudmundson has served as Senior Vice President, Corporate Development and Marketing since June 2004. From April 2004 to June 2004, Mr. Gudmundson was Vice President, Corporate Development and Marketing, and he commenced his service with the Company in December 2003 as Vice President, Corporate Development. From May 1991 to August 2003, Mr. Gudmundson held a series of increasingly senior leadership roles at Cisco, culminating in his service as Vice President and General Manager responsible for Cisco’s security server, DSL, and edge routing business units. Prior to Cisco, Mr. Gudmundson held various hardware and software development and systems engineering positions at ArgoSystems, Inc. (now part of Boeing Company Inc.) and ESL Incorporated (now part of TRW). Mr. Gudmundson holds a B.S.E.E. degree from University of Missouri-Rolla and an MBA degree from San Jose State University.

John Peeler joined the Company as Executive Vice President, Test & Measurement Group, upon the close of the Company’s merger with Acterna, Inc. (“Acterna”), on August 3, 2005. Before joining the Company, Mr. Peeler served as President and Chief Executive Officer of Acterna. Mr Peeler joined a predecessor of Acterna in 1980 and served in a series of increasingly senior leadership roles including Vice President of Product Development, Executive Vice President and Chief Operating Officer, and President and CEO of TTC, the Communications Test subsidiary. Mr. Peeler was appointed as President and CEO of Acterna in 2003. Mr. Peeler earned a B.S. degree in Electrical Engineering and graduated with high distinction from the University of Virginia. He received the Virginia Governor’s Fellowship and subsequently earned a masters degree in Electrical Engineering, also from the University of Virginia.

Mark S. Sobey, Ph.D. has served as the Company’s Senior Vice President, Sales since April, 2004. From May 2002 to April 2004, Dr. Sobey served as Senior Vice President, Global Sales and Marketing. From January 2001 to May 2002, Dr. Sobey was Vice President of Sales, North America. Dr. Sobey was Director of Sales, North America from July 2000 to January 2001, and from December 1999 to June 2000, Dr. Sobey was Director of Sales, North America with E-TEK Dynamics, Inc. Prior to E-TEK Dynamics, Inc., Dr. Sobey was Vice President/General Manager with Spectra-Physic, Inc.

Debora Shoquist joined the Company in March 2004 as Senior Vice President, Operations. Prior to joining the Company, Ms. Shoquist served as Senior Vice President and General Manager of the Electro-Optics Group at Coherent, Inc. From 1991 to 2001, Ms. Shoquist held several roles at Quantum Corporation, including service as President and General Manager of the Personal Computing Storage Division and Executive Vice President of Hard Disk Drive Operations. From 1981 to 1991, Ms. Shoquist served in various engineering, production, and manufacturing roles at Hewlett Packard Corporation.

Thomas Znotins, Ph.D. joined the Company in September 1999 and serves as Senior Vice President, Subsystems Product Group. Prior to his current role, Dr. Znotins led the Company’s instrumentation business. From 1984 to 199,9 Dr. Znotins held a series of senior positions in marketing, business development research and design at Lumonics, Inc. (now GSI Lumonics, Inc.), culminating in his service as General Manager of Lumonics’ Kanata, Canada facility. Dr. Znotins holds a Ph.D. in laser physics from McMaster University and completed the Executive Development Program at Northeastern University in 1989.

Michael Ricci has served as Senior Vice President, Components and Modules Group, since November, 2004. Prior to joining the Company, Mr. Ricci served for five years as Vice President and General Manager at Intel Corporation’s Telecom Products Division, the Optical Products Group and Intel’s Business Development Group. Before Intel, Mr. Ricci served for two years as Vice President of Level One Communications, Inc., leading Level One’s Telecom Business Unit. From 1981 to 1997, Mr. Ricci was employed at Advanced Micro Devices in a series of increasingly senior roles, including engineering and product development. Mr. Ricci began his career at Siliconnix, Inc. Mr. Ricci holds a bachelor’s degree in Electrical Engineering from Stanford University.

PROPOSAL 2

APPROVAL TO AMEND CERTIFICATE OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT AT A RATIO OF NOT LESS THAN ONE-FOR-EIGHT AND NOR MORE THAN

ONE-FOR-TEN AT ANY TIME PRIOR TO DECEMBER 1, 2006, WITH THE EXACT RATIO

TO BE DETERMINED BY THE BOARD OF DIRECTORS.

General

The Board of Directors has approved and is hereby soliciting Stockholder approval of an amendment to the Company’s Restated Certificate of Incorporation to effect a reverse stock split at a ratio of between 1 for 8 to 1 for 10 in the form set forth in Appendix “A” to this proxy statement (the “Amendment”). A vote FOR Proposal 2 will constitute approval of the Amendment providing for the combination of any whole number of shares of Common Stock between and including eight and ten into one share of Common Stock and will grant the Board of Directors the authority to select which of the approved exchange ratios within that range will be implemented. If the Stockholders approve this proposal, the Board of Directors will have the authority, but not the obligation, in its sole discretion, and without further action on the part of the Stockholders, to select one of the approved reverse stock split ratios and effect the approved reverse stock split by filing the Amendment with the Delaware Secretary of State at any time after the approval of the Amendment. If the Amendment has not been filed with the Delaware Secretary of State by the close of business on December 1, 2006, the Board of Directors will abandon the Amendment constituting the reverse stock split. If the reverse stock split is implemented, the Amendment also would reduce the number of authorized shares of the Company’s Common Stock from 6,000,000,000 to 1,000,000,000, but would not change the par value of a share of the Company’s Common Stock. Except for any changes as a result of the treatment of fractional shares, each Stockholder will hold the same percentage of Common Stock outstanding immediately prior to the reverse stock split as such Stockholder held immediately prior to the reverse stock split.

The Board of Directors believes that by reducing the number of shares of Common Stock outstanding through the reverse stock split and thereby proportionately increasing the per share price of the Company’s Common Stock, the Company’s Common Stock may be more appealing to institutional investors and institutional funds. The Board of Directors also believes that the Stockholders also may benefit from a higher priced stock because of improved liquidity as a result of an increased interest from institutional investors and investment funds and lower trading costs.

The Board believes that Stockholder approval of an exchange ratio range (rather than an exact exchange ratio) provides the Board with maximum flexibility to achieve the purposes of the reverse stock split. If the Stockholders approve Proposal 2, the reserve stock split will be effected, if at all, only upon a determination by the Board that the reverse stock split is in the Company’s and the Stockholders’ best interests at that time. In connection with any determination to effect the reverse stock split, the Board will set the time for such a split and select a specific ratio within the range. These determinations will be made by the Board with the intention to create the greatest marketability for the Company’s Common Stock based upon prevailing market conditions at that time.

If Proposal 2 is approved by the Stockholders, JDS Uniphase Canada Ltd. will effect a comparable reverse stock split of the Exchangeable Shares at the same ratio as finally determined by the Company’s Board of

Directors. Such reverse stock split does not require the approval of the holders of the Exchangeable Shares and will only occur if Proposal No. 2 is approved by the Stockholders and implemented by the Board.

The Board reserves its right to elect not to proceed, and abandon, the reverse stock split if it determines, in its sole discretion, that this proposal is no longer in the best interests of the Company’s Stockholders.

Purpose of the Reverse Stock Split

The purpose of the reverse stock split is to increase the per share trading value of the Company’s Common Stock. The Board intends to effect the proposed reverse stock split only if it believes that a decrease in the number of shares outstanding is likely to improve the trading price for the Company’s Common Stock, and only if the implementation of a reverse stock split is determined by the Board to be in the best interest of the Company and its Stockholders. The Board may exercise its discretion not to implement a reverse stock split.

The Company believes that a number of institutional investors and investment funds are reluctant to invest, and in some cases may be prohibited from investing, in lower-priced stocks and that brokerage firms are reluctant to recommend lower-priced stocks to their clients. By effecting a reverse stock split, the Company believes it may be able to raise its Common Stock price to a level where the Company’s Common Stock could be viewed more favorably by potential investors.

Other investors may also be dissuaded from purchasing lower-priced stocks because the brokerage commissions, as a percentage of the total transaction, tend to be higher for lower-priced stocks. A higher stock price after a reverse stock split could alleviate this concern.

The combination of lower transaction costs and increased interest from institutional investors and investment funds could have the effect of improving the trading liquidity of the Company’s Common Stock.

The Company’s Common Stock currently trades on the Nasdaq National Market under the symbol “JDSU”. The Nasdaq National Market has several continued listing criteria that companies must satisfy in order to remain listed on the exchange. One of these criteria is that the Company’s Common Stock have a trading price that is greater than or equal to $1.00 per share. Currently, the Company meets all of the Nasdaq National Market’s continued listing criteria, including the minimum trading price requirement. Although the Company’s trading price is above the minimum trading price required of the Nasdaq National Market, the Company believes that approval of this proposal would significantly reduce the Company’s risk of not meeting this continued listing standard in the future.

Certain Risk Factors Associated with the Reverse Stock Split

•	While the Board of Directors believes that a higher stock price may help generate investor interest, there can be no assurance that the reverse stock split will result in any particular price for our for the Company’s Common Stock or result in a per-share price that will attract institutional investors or investment funds or that such share price will satisfy the investing guidelines of institutional investors or investment funds. As a result, the trading liquidity of the Company’s Common Stock may not necessarily improve.

•	There can be no assurance that the market price per new share of the Company’s Common Stock after a reverse stock split will remain unchanged or increase in proportion to the reduction in the number of old shares of the Company’s Common Stock outstanding before the reverse stock split. For example, based on the closing price of the Company’s Common Stock on September 15, 2005 of $1.72 per share, if the reverse stock split was implemented and approved for a reverse stock split ratio of 1-for-10, there can be no assurance that the post-split market price of the Company’s Common Stock would be $17.20 or greater. Accordingly, the total market capitalization of the Company’s Common Stock after the reverse stock split may be lower than the total market capitalization before the reverse stock split. Moreover, in the future, the market price of the Company’s Common Stock following the reverse stock split may not exceed or remain higher than the market price prior to the reverse stock split.

•	If the reverse stock split is effected and the market price of the Company’s Common Stock declines, the percentage decline may be greater than would occur in the absence of a reverse stock split. The market price of the Company’s Common Stock will, however, also be based on performance and other factors, which are unrelated to the number of shares outstanding. Furthermore, the liquidity of the Company’s Common Stock could be adversely affected by the reduced number of shares that would be outstanding after the reverse stock split.

Impact of the Proposed Reverse Stock Split if Implemented

If approved and effected, the reverse stock split will be realized simultaneously and in the same ratio for all of the Company’s Common Stock. The reverse stock split will affect all holders of the Company’s Common Stock uniformly and will not affect any Stockholder’s percentage ownership interest in the Company, except to the extent that the reverse stock split would result in any holder of the Company’s Common Stock receiving cash in lieu of fractional shares. As described below, holders of the Company’s Common Stock otherwise entitled to fractional shares as a result of the reverse stock split will receive a cash payment in lieu of such fractional shares. These cash payments will reduce the number of post-reverse stock split holders of the Company’s Common Stock to the extent there are concurrently Stockholders who would otherwise receive less than one share of Common Stock after the reverse stock split. In addition, the reverse stock split will not affect any Stockholder’s proportionate voting power (subject to the treatment of fractional shares). After the reverse stock split, the number of authorized shares of Common Stock will be 1,000,000,000 shares and the number of unissued shares of Common Stock will be approximately 793,481,939 to 834,785,581 shares depending upon the reverse stock split ratio selected by the Board. The Company does not have any current plans, proposals or arrangements (written or otherwise) to issue any additional shares other than pursuant to equity plans and registration statements currently in existence and previously publicly announced transactions.

The principal effects of the reverse stock split will be that:

•	depending on the ratio for the reverse stock split selected by the Board, each 8 or 10 shares of the Company’s Common Stock and Exchangeable Shares owned by a Stockholder will be combined into one new share of Common Stock or an Exchangeable Share;

•	the number of shares of Common Stock issued and outstanding will be reduced from approximately 1,593,959,701 shares to a range of approximately 199,244,962 shares to 159,395,970 shares, depending upon the reverse stock split ratio selected by the Board of Directors;

•	the number of shares of Exchangeable Shares issued and outstanding, including non-voting Exchangeable Shares owned by the Company and its affiliates, will be reduced from approximately 294,772,505 shares to a range of approximately 36,846,563 shares to 29,477,250 shares, depending upon the reverse stock split ratio selected by the Board of Directors;

•	based upon the reverse stock split ratio selected by the Board of Directors, proportionate adjustments will be made to the per-share exercise price and the number of shares issuable upon the exercise of all outstanding options, restricted stock awards and restricted stock units entitling the holders to purchase shares of Common Stock, which will result in approximately the same aggregate price being required to be paid for such options and restricted stock units upon exercise immediately preceding the reverse stock split;

•	the number of shares reserved for issuance under the Company’s existing stock option plans and employee stock purchase plans will be reduced proportionately based upon the reverse stock split ratio selected by the Board of Directors;

•	the number of shares of the Company’s Common Stock into which the Company’s Zero Coupon Senior Convertible Notes is converted and the conversion price therefore will be adjusted proportionately based on reverse stock split ratio selected by the Board of Directors; and

•	based upon the reverse stock split ratio selected by the Board of Directors, proportionate adjustments will be made to the number of shares of Series B Preferred Stock that will be purchasable upon the exercise of the rights granted to holders of Common Stock pursuant to the Company’s Stockholder Rights Agreement dated February 15, 2003 and a corresponding change will be made to the Canadian Rights Plan.

In addition, if approved and implemented, the reverse stock split may result in some Stockholders owning “odd lots” of less than 100 shares of Common Stock or Exchangeable Shares. Odd lot shares may be more difficult to sell, and brokerage commissions and other costs of transactions in odd lots are generally somewhat higher than the costs of transactions in “round lots” of even multiples of 100 shares. The Board believes, however, that these potential effects are substantially outweighed by the benefits of the reverse stock split.

Effective Date

The proposed reverse stock split of the Common Stock and Exchangeable Shares would become effective as of 11:59 p.m., Eastern Time, (the “Effective Date”) on the date of filing the Amendment with the office of the Delaware Secretary of State. Except as explained below with respect to fractional shares, on the Effective Date, shares of the Company’s Common Stock issued and outstanding immediately prior thereto will be combined, automatically and without any action on the part of the Stockholders, into one share of the Company’s Common Stock in accordance with the reverse stock split ratio determined by the Board and a corresponding combination will be made with respect to the outstanding Exchangeable Shares.

After the Effective Date, the Company’s Common Stock and Exchangeable Shares will each have new committee on uniform securities identification procedures (“CUSIP”) numbers, which is a number used to identify the Company’s equity securities, and stock certificates with the older CUSIP numbers will need to be exchanged for stock certificates with the new CUSIP numbers by following the procedures described below.

After the Effective Date, the Company will continue to be subject to periodic reporting and other requires of the Securities Exchange Act of 1934, as amended. The Company’s Common Stock will continue to be reported on the Nasdaq National Market under the symbol “JDSU”, although Nasdaq will add the letter “D” to the end of the trading symbol for a period of 20 trading days after the Effective Date to indicate that the reverse stock split has occurred. The Exchangeable shares will continue to be reported on the Toronto Stock Exchange under the symbol “JDU”. No adjustment to the trading symbol will be made for the Exchangeable Shares after the Effective Date.

Board Discretion to Implement the Reverse Stock Split

If the reverse stock split is approved by the Company’s Stockholders, it will be effected, if at all, only upon a determination by the Board of Directors that a reverse stock split (at a ratio determined by the Board as described above) is in the best interests of the Company and the Stockholders. The Board’s determination as to whether the reverse stock split will be effected and, if so, at what ratio, will be based upon certain factors, including existing and expected marketability and liquidity of the Company’s Common Stock, prevailing market conditions and the likely effect on the market price of the Company’s Common Stock. If the Board determines to effect the reverse stock split, the Board will consider various factors in selecting the ratio including the overall market conditions at the time and the recent trading history of the Common Stock.

Fractional Shares

Stockholders will not receive fractional post-reverse stock split shares in connection with the reverse stock split. Instead, the Company’s transfer agents for the registered Stockholders, American Stock Transfer and Trust Company for the Common Stock and CIBC Mellon Trust Company for the Exchangeable Shares, will aggregate all fractional shares and arrange for them to be sold as soon as practicable after the Effective Date at the then prevailing prices on the open market, on behalf of those Stockholders who would otherwise be entitled to receive a fractional share. The Company expects that the transfer agents will cause the sale to be conducted in an orderly fashion at a reasonable pace and that it may take several days to sell all of the aggregated fractional shares of Common Stock. After completing the sale, Stockholders will receive a cash payment from either the Common Stock or or Exchangeable Share transfer agent in an amount equal to the Stockholder’s pro rata share of the total net proceeds of these sales. No transaction costs will be assessed on the sale. However, the proceeds will be subject to certain taxes as discussed below. In addition, Stockholders will not be entitled to receive interest for the period of time between the Effective Date and the date a Stockholder receives payment for the cashed-out shares. The payment amount will be paid to the Stockholder in the form of a check in accordance with the procedures outlined below.

After the reverse stock split, a Stockholder will have no further interest in the Company with respect to their cashed-out shares. A person otherwise entitled to a fractional interest will not have any voting, dividend or other rights except to receive payment as described above.

If a Stockholder does not hold sufficient shares of the Company’s Common Stock or Exchangeable Shares to receive at least one share in the reverse stock split and wants to continue to hold the Company’s Common Stock or Exchangeable Shares after the reverse stock split, a Stockholder may do so by taking either of the following actions far enough in advance so that it is completed by the Effective Date:

1) purchase a sufficient number of shares of the Company’s Common Stock or Exchangeable Shares so that the Stockholder holds at least an amount of shares of the Company’s Common Stock or Exchangeable Shares in their account prior to the reverse stock split that would entitle the Stockholder to receive at least one share of the Company’s Common Stock or Exchangeable Shares on a post-reverse stock split basis; or

2) if applicable, consolidate the Stockholder’s accounts so that the Stockholder holds at least an amount of shares of the Company’s Common Stock or Exchangeable Shares in one account prior to the reverse stock split that would entitle the Stockholder to receive at least one share of Common Stock or Exchangeable Shares on a post-reverse stock split basis. Shares held in registered form (that is, by the Stockholder in the Stockholder’s name in the Company’s stock records maintained by the Company’s transfer agent) and shares held in “street name” (that is, shares held by a Stockholder through a bank, broker or other nominee), for the same investor will be considered held in separate accounts and will not be aggregated when effecting the reverse stock split.

Stockholders of the Company’s Common Stock should be aware that, under the escheat laws of the various jurisdictions where a Stockholder resides, where the Company is domiciled and where the funds will be deposited, sums due for fractional interests that are not timely claimed after the Effective Date may be required to be paid to the designated agent for each such jurisdiction. Thereafter holders of the Company’s Common Stock otherwise entitled to receive such funds may have to seek to obtain them directly from the state to which they were paid.

Effect on Beneficial Holders of Common Stock (i.e. Stockholders who hold in “street name”)

Upon the reverse stock split, the Company intends to treat shares held by Stockholders in “street name,” through a bank, broker or other nominee, in the same manner as registered Stockholders whose shares are registered in their names. Banks, brokers or other nominees will be instructed to effect the reverse stock split for their beneficial holders holding the Company’s Common Stock or Exchangeable Shares in “street name”. However, these banks, brokers or other nominees may have different procedures than registered Stockholders for processing the reverse stock split and making payment for fractional shares. If a Stockholder holds shares of the Company’s Common Stock or Exchangeable Shares with a bank, broker or other nominee and has any questions in this regard, Stockholders are encouraged to contact their bank, broker or other nominee.

Effect on Registered “Book-Entry” Holders of Common Stock (i.e. Stockholders that are registered on the transfer agent’s books and records but do not hold stock certificates)

Certain of the Company’s registered holders of Common Stock may hold some or all of their shares electronically in book-entry form with the Company’s transfer agent. These Stockholders do not have stock certificates evidencing their ownership of the Company’s Common Stock. They are, however, provided with a statement reflecting the number of shares registered in their accounts.

If a Stockholder holds registered shares in book-entry form with the transfer agent, no action needs to be taken to receive post-reverse stock split shares or cash payment in lieu of any fractional share interest, if applicable. If a Stockholder is entitled to post-reverse stock split shares, a transaction statement will automatically be sent to the Stockholder’s address of record indicating the number of shares of Common Stock held following the reverse stock split.

If a Stockholder is entitled to a payment in lieu of any fractional share interest, a check will be mailed to the Stockholder’s registered address as soon as practicable after the Effective Date. By signing and cashing the check, Stockholders will warrant that they owned the shares of Common Stock for which they received a cash payment. The cash payment is subject to applicable federal and state income tax and state abandoned property laws. In addition, Stockholders will not be entitled to receive interest for the period of time between the Effective Date of the reverse stock split and the date payment is received.

Currently, no Exchangeable Shares are held in book-entry form.

Effect on Certificated Shares

Stockholders holding shares of the Company’s Common Stock or Exchangeable Shares in certificate form will be sent a transmittal letter by American Stock Transfer and Trust Company or CIBC Mellon Trust Company as soon as practicable after the Effective Date. The letter of transmittal will contain instructions on how a Stockholder should surrender his or her certificate(s) representing shares of the Company’s Common Stock or Exchangeable Shares (“Old Certificates”) to the transfer agent in exchange for certificates representing the appropriate number of whole shares of post-reverse stock split Common Stock or Exchangeable Shares (“New Certificates”). No New Certificates will be issued to a Stockholder until such Stockholder has surrendered all Old Certificates, together with a properly completed and executed letter of transmittal, to the transfer agent. No Stockholder will be required to pay a transfer or other fee to exchange his, her or its certificates.

Stockholders will then receive a New Certificate(s) representing the number of whole shares of Common Stock or Exchangeable Shares to which they are entitled as a result of the reverse stock split. Until surrendered, the Company will deem outstanding Old Certificates held by Stockholders to be canceled and only to represented the number of whole shares of post-reverse stock split Common Stock to which these Stockholders are entitled.

Any Old Certificates submitted for exchange, whether because of a sale, transfer or other disposition of stock, will automatically be exchanged for New Certificates.

If an Old Certificate has a restrictive legend on the back of the Old Certificate(s), the New Certificate will be issued with the same restrictive legends that are on the back of the Old Certificate(s).

If a Stockholder is entitled to a payment in lieu of any fractional share interest, such payment will be made as described above under “Fractional Shares”.

STOCKHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATE(S) AND SHOULD NOT SUBMIT ANY STOCK CERTIFICATE(S) UNTIL REQUESTED TO DO SO.

Accounting Matters

The reverse stock split will not affect the par value of a share of the Company’s Common Stock. As a result, as of the Effective Date of the reverse stock split, the stated capital attributable to Common Stock on the Company’s balance sheet will be reduced proportionately based on the reverse stock split ratio (including a retroactive adjustment of prior periods), and the additional paid-in capital account will be credited with the amount by which the stated capital is reduced. Reported per-share net income or loss will be higher because there will be fewer shares of Common Stock outstanding.

Potential Anti-Takeover Effect

The proportion of unissued authorized shares to issued shares could, under certain circumstances, have an anti-takeover effect. For example, the issuance of a large block of Common Stock could dilute the stock ownership of a person seeking to effect a change in the composition of the Board of Directors or contemplating a tender offer or other transaction for the combination of the Company with another company. However, the reverse stock split proposal is not being proposed in response to any effort of which the Company is aware to accumulate shares of Common stock or obtain control of the Company, nor is it part of a plan by management to recommend to the Board and Stockholders a series of amendments to the Company’s Restated Certificate of Incorporation. Other than the proposal for the reverse stock split, the Board of Directors does not currently contemplate recommending the adoption of any other amendments to the Company’s Restated Certificate of Incorporation that could be construed to reduce or interfere with the ability of third parties to take over or change the control of the Company.

No Appraisal Rights

Under the Delaware General Corporation Law, the Company’s Stockholders are not entitled to appraisal rights with respect to the reverse stock split, and the Company will not independently provide Stockholders with any such right.

United States Federal Income Tax Consequences Of The Reverse Stock Split

The following is summary of certain material United Stated federal income tax consequences of the reverse stock split and does not purport to be a complete discussion of all of the possible federal income tax consequences of the reverse stock split. This summary is included for general information only. Further, it does not address any state, local or foreign income or other tax consequences. Also, it does not address the tax consequences to holders that are subject to special tax rules, such as banks, insurance companies, regulated investment companies, personal holding companies, foreign entities, nonresident alien individuals, broker-dealers and tax-exempt entities. The discussion is based on the provision of the United States federal income tax law as of the date hereof, which is subject to change retroactively as well as prospectively. This summary also assumes that the pre-reverse stock split shares were, and the post-reverse stock split shares will be, held as a “capital asset,” as defined in the Internal Revenue Code of 1986, as amended (i.e., generally, property held for investment). The tax treatment of a stockholder may vary depending upon the particular facts and circumstances of such stockholder. Each stockholder is urged to consult with such stockholders own tax advisor with respect to the tax consequences of the reverse stock split. As used herein, the term United States holder means a stockholder that is, for federal income tax purposes: a citizen or resident of the United States; a corporation or other entity taxed as a corporation created or organized in or under the laws of the United States, any state of the United States or the District of Columbia; an estate the income of which is subject to federal income tax regardless of its source; or a trust if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decision of the trust.

Other than the cash payments for fractional shares discussed below, no gain or loss should be recognized by a stockholder upon such stockholder’s exchange of pre-reverse stock split shares for post-reverse stock split shares pursuant to the reverse stock split.

In the reverse stock split (including any fraction of a post-reverse stock split share deemed to have been received), the tax basis will be the same as the stockholder’s aggregate tax basis in the pre-reverse stock split shares exchanged therefore. In general, stockholders who receive cash in exchange for their fractional share interests in the post-reverse stock split shares as a result of the reverse stock split will recognize gain or loss based on their adjusted basis in the fractional share interests redeemed. The stockholder’s holding period for the post-reverse stock split shares will include the period during which the stockholder held the pre-reverse stock split shares surrendered in the reverse stock split. The receipt of cash instead of a fractional share of Common Stock by a United States holder of Common Stock will result in a taxable gain or loss to such holder for federal income tax purposes based upon the difference between the amount of cash received by such holder and the adjusted tax basis in the fractional shares as set forth above. The gain or loss will constitute a capital gain or loss and will constitute long-term capital gain or loss if the holder’s holding period is greater than one year as of the Effective Date.

The Company’s view regarding the tax consequences of the reverse stock split is not binding on the Internal Revenue Service or the courts. Accordingly, each stockholder should consult with his or her own tax advisor with respect to all of the potential tax consequences to him or her of the reverse stock split.

TO ENSURE COMPLIANCE WITH TREASURY DEPARTMENT CIRCULAR 230, STOCKHOLDERS ARE HEREBY NOTIFIED THAT: (A) ANY DISCUSSION OF FEDERAL TAX ISSUES IN THIS PROXY STATEMENT IS NOT INTENDED OR WRITTEN TO BE RELIED UPON, AND CANNOT BE RELIED UPON BY STOCKHOLDERS FOR THE PURPOSE OF AVOIDING PENALTIES THAT MAY BE IMPOSED ON STOCKHOLDERS UNDER THE INTERNAL REVENUE CODE; (B) SUCH DISCUSSION IS INCLUDED HEREIN BY THE COMPANY IN CONNECTION WITH THE PROMOTION OR MARKETING (WITHIN THE MEANING OF CIRCULAR 230) BY THE COMPANY OF THE TRANSACTIONS OR MATTERS ADDRESSED HEREIN; AND (C) STOCKHOLDERS SHOULD SEEK ADVICE BASED ON THEIR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

Canadian Federal Income Tax Considerations of the Reverse Stock Split

The following summary describes the principal Canadian federal income tax considerations under the Income Tax Act (Canada) (the “Tax Act”) generally applicable to stockholders whose shares are consolidated pursuant to the reverse stock split and who, for purposes of the Tax Act, are resident in Canada, hold their shares as capital property and deal at arm’s length and are not affiliated with the Company.

This summary is based on the current provisions of the Tax Act, the regulations thereunder (the “Regulations”), and counsel’s understanding of the current published administrative and assessing practices of the Canada Revenue Agency and takes into account all specific proposals to amend the Tax Act and the Regulations publicly announced by the Minister of Finance (Canada) prior to the date hereof. This summary does not take into account or anticipate any other changes in law or administrative practices, whether by judicial, governmental or legislative action or decision, nor does it take into account provincial, territorial or foreign income tax legislation or considerations.

This summary is of a general nature only and is not intended to be, and should not be construed to be, legal or tax advice to any particular stockholder. Stockholders should consult their own tax advisors as to the tax consequences in their particular circumstances.

A stockholder will not realize a capital gain or a capital loss as a result of the reverse stock split, other than with respect to a cash payment received on the sale of fractional shares as discussed below. The aggregate adjusted cost base to a stockholder of all their shares (including any fractional shares received as a result of the reverse stock split and sold on behalf of the stockholder) will be the same after the reverse stock split as it was before the reverse stock split.

A stockholder who receives a cash payment on the sale of fractional shares following the reverse stock split will realize a capital gain or a capital loss equal to the difference between the cash received and the stockholder’s adjusted cost base of the fractional shares. Generally, one-half of any capital gain (taxable capital gain) realized must be included in income and one-half of any capital loss (allowable capital loss) realized may be deducted against taxable capital gains in accordance with the detailed provisions of the Tax Act.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE PROPOSAL TO AMEND THE AMENDED CERTIFICATE OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT AT A RATIO OF NOT LESS THAN ONE-FOR-EIGHT AND NOR MORE THAN ONE-FOR-TEN ANY TIME PRIOR TO DECEMBER 1, 2006, WITH THE EXACT RATIO TO BE DETERMINED BY THE

BOARD OF DIRECTORS.

PROPOSAL 3

RATIFICATION OF INDEPENDENT AUDITORS

Ernst & Young LLP has served as the Company’s independent auditors since 1987 and has been appointed by the Board to continue as the Company’s independent auditors for the Company’s fiscal year ending June 30, 2006. Although the Company is not required to seek Stockholder approval of its selection of independent auditors, the Board believes it to be sound corporate governance to do so. If the appointment is not ratified, the Board will investigate the reasons for Stockholder rejection and will reconsider its selection of independent auditors. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the fiscal year if the Audit Committee determines that such a change would be in the Company’s and its Stockholders’ best interests.

A representative of Ernst & Young LLP is expected to be present at the Annual Meeting. The representative will have an opportunity to make a statement and to respond to appropriate questions.

Audit and Non-Audit Fees

The following table presents fees for professional audit services rendered by Ernst & Young LLP for the audit of the Company’s annual financial statements for the years ended June 30, 2005 and June 30, 2004 and fees billed for other services rendered by Ernst & Young LLP during those periods.

	Fiscal 2005	Fiscal 2004
Audit Fees (1)	$2,554,349	$3,498,244
Audit-Related Fees (2)	127,686	186,703
Tax Fees (3)	438,341	743,091
All Other Fees (4)	0	17,129

Total	$3,120,376	$4,445,167

(1)	Audit Fees related to professional services rendered in connection with the audit of the Company’s annual financial statements, the audit of internal controls over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002, reviews of financial statements included in the Company’s Quarterly Reports on Form 10-Q, and audit services provided in connection with other statutory and regulatory filings.
(2)	Audit-Related Fees include professional services related to the audit of the Company’s financial statements and consultation on accounting standards or corporate transactions. These services include professional services requested by the Company in connection with its preparation for compliance with Section 404 of the Sarbanes-Oxley Act of 2002.
(3)	Tax Fees include $387,277 for professional services rendered in connection with tax compliance and preparation relating to the Company’s expatriate program, tax audits and international tax compliance; and $51,064 for tax consulting and planning services.
(4)	All Other Fees in fiscal 2004 include $4,225 of certain secretarial and directorship services that were not pre-approved by the Audit Committee.

In making its recommendation to ratify the appointment of Ernst & Young LLP as the Company’s independent auditor for the fiscal year ending June 30, 2006, the Audit Committee has considered whether services other than audit and audit-related services provided by Ernst & Young LLP are compatible with maintaining the independence of Ernst & Young LLP.

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors

The Audit Committee pre-approves all audit and permissible non-audit services provided by the independent auditors. These services may include audit services, audit-related services, tax services and other services. The

Audit Committee has adopted a policy for the pre-approval of services provided by the independent auditors. Under the policy, pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is subject to a specific budget. In addition, the Audit Committee may also pre-approve particular services on a case-by-case basis. For each proposed service, the independent auditors are required to provide detailed back-up documentation at the time of approval.

The Audit Committee pre-approved 100% of the audit fees, 100% of the audit-related fees, and 100% of the tax fees for fiscal 2005. In total, the Audit Committee pre-approved 100% of the total fees for fiscal 2005. 99.9% of the fiscal 2004 fees were pre-approved by the Audit Committee.

THE BOARD RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF

ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT AUDITORS

FOR THE YEAR ENDING JUNE 30, 2006

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information known to the Company with respect to the beneficial ownership as of August 15, 2005, by (i) all persons who are beneficial owners of five percent (5%) or more of the Company’s Common Stock including Exchangeable Shares, (ii) each director and nominee, (iii) the Named Executive Officers (as defined in the “Compensation of Executive Officers” section below), and (iv) all current directors and executive officers as a group.

As of August 15, 2005, 1,593,959,701 shares of the Company’s Common Stock were outstanding, and 58,184,798 Exchangeable Shares were outstanding. As of August 15, 2005, no person beneficially owned more than five percent (5%) or more of the Company’s Common Stock including Exchangeable Shares. The amounts and percentages of Common Stock beneficially owned are reported on the basis of regulations of the Securities and Exchange Commission (“SEC”) governing the determination of beneficial ownership of securities. Under the SEC rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed a beneficial owner of securities as to which such person has no economic interest.

Name	Number of Shares Beneficially Owned
	Number	Percentage
Directors and Named Executive Officers
Kevin J. Kennedy (1)	3,139,202	*
Mark S. Sobey, Ph.D (2)	1,086,381	*
Ronald C. Foster (3)	1,023,750	*
Martin A. Kaplan (4)	636,567	*
Robert E. Enos (5)	575,261	*
Bruce D. Day (6)	508,317	*
Michael Ricci (7)	425,000	*
Casmir S. Skrzypczak (8)	381,356	*
Debora Shoquist (9)	360,000	*
Peter A. Guglielmi (10)	338,607	*
David Vellequette (11)	198,536	*
Richard T. Liebhaber. (12)	111,107	*
Richard E. Belluzzo (13)	8,888	*
All directors and executive officers as a group (16 persons) (14)	10,766,343	*

*	Less than 1%.
(1)	Includes 3,053,000 shares subject to stock options currently exercisable or exercisable within 60 days of August 15, 2005.
(2)	Includes 1,055,000 shares subject to stock options currently exercisable or exercisable within 60 days of August 15, 2005.
(3)	Includes 1,023,750 shares subject to stock options currently exercisable or exercisable within 60 days of August 15, 2005.
(4)	Includes 1,023,750 shares subject to stock options currently exercisable or exercisable within 60 days of August 15, 2005.
(5)	Includes (i) 451,940 shares subject to stock options currently exercisable or exercisable within 60 days of August 15, 2005, (ii) 12,000 shares issuable upon exchange of the Exchangeable Shares of JDS Uniphase Canada Ltd., and (iii) 20,154 shares subject to further vesting restrictions.
(6)	Includes (i) 451,940 shares subject to stock options currently exercisable or exercisable within 60 days of August 15, 2005, (ii) 12,200 shares issuable upon exchange of the Exchangeable Shares of JDS Uniphase Canada Ltd., and (iii) 20,154 shares subject to further vesting restrictions.
(7)	Includes 425,000 shares subject to stock options currently exercisable or exercisable within 60 days of August 15, 2005.
(8)	Includes (i) 340,916 shares subject to stock options currently exercisable or exercisable within 60 days of August 15, 2005, and (ii) 20,154 shares subject to further vesting restrictions.
(9)	Includes (i) 350,000 shares subject to stock options currently exercisable or exercisable within 60 days of August 15, 2005, and (ii) 10,000 shares subject to further vesting restrictions.
(10)	Includes (i) 291,166 shares subject to stock options currently exercisable or exercisable within 60 days of August 15, 2005, and (ii) 20,154 shares subject to further vesting restrictions, 12,578 of which are held in the name of Guglielmi Consulting LLC.
(11)	Includes 175,000 shares subject to stock options currently exercisable or exercisable within 60 days of August 15, 2005.
(12)	Includes (i) 3,787 shares held by Liebhaber & Associates, Inc., of which Mr. Liebhaber is President and Director, and (ii) 74,916 shares subject to stock options currently exercisable or exercisable within 60 days of August 15, 2005.
(13)	Includes 8,888 shares subject to stock options currently exercisable or exercisable within 60 days of August 15, 2005.
(14)	Includes (i) 10,230,682 shares subject to stock options currently exercisable or exercisable within 60 days of August 15, 2005, (ii) 130,924 shares subject to further vesting restrictions, (iii) 24,200 shares issuable upon exchange of the Exchangeable Shares of JDS Uniphase Canada Ltd., and (iv) indirect holdings attributable to executive officers in the amount of 4,447 shares.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth certain information concerning compensation of (i) each person that served as the Chief Executive Officer of the Company during the fiscal year ended June 30, 2005, (ii) the four other most highly compensated Executive Officers of the Company whose aggregate cash compensation exceeded $100,000 during the fiscal year ended June 30, 2005, and (iii) up to two former executive officers of the Company who would have been one of the Company’s four most highly compensated officers had such officer been serving as such at the end of the Company’s fiscal year ending June 30, 2005 (collectively, the “Named Executive Officers”):

	Annual Compensation			Long-Term Compensation
Name and Principal Position	Fiscal Year (1)	Salary($) (2)	Bonus and Commission($) (2)	Restricted Stock Awards (3)	Securities Underlying Options(#)	All Other Compensation ($) (4)
Kevin J. Kennedy (5) Chief Executive Officer	2005 2004	$500,000 403,846	$5,251	$845,250	500,000 3,000,000	$4,212 871,543	(6)

Debora Shoquist (7) Senior Vice President, Operations	2005 2004	275,000 74,038	60,873 —	322,000 40,600	200,000 350,000	1,345 60,277	(8)

Ronald C. Foster (9) Executive Vice President and Chief Financial Officer	2005 2004 2003	262,922 356,730 114,423	4,616 5,321 —	— — —	— 680,000 500,000	806,68 7,029 34,402	0(10) (11)

Mark S. Sobey, Ph.D. Senior Vice President, Sales	2005 2004 2003	253,750 246,654 242,000	44,295 31,009 —	433,401 97,800 —	200,000 450,000 150,000	4,870 2,942 4,059	(12) (12)

David Vellequette (13) Chief Financial Officer	2005	222,135	82,500	399,500	875,000	52,084	(14)

Michael Ricci (15) Senior Vice President, Component and Modules	2005	170,000	—	556,750	600,000	100,780	(16)

(1)	Compensation reported for fiscal years ending June 30, 2005, 2004, and 2003.
(2)	Bonus and commission include amounts in the year earned, rather than in the year in which such bonus amount was paid or is to be paid.
(3)	Represents the value of restricted stock units based on the number of shares granted multiplied by the closing price of the Common Stock on the date of grant. The Named Executed Officers were awarded the following number of restricted stock units in fiscal 2004 and fiscal 2005: Mr. Kennedy—525,000, Ms. Shoquist—200,000 and 10,000, Dr. Sobey—228,060, Mr. Vellequette—220,000, and Mr. Ricci—275,000. Except for a 30,000 restricted stock award to Mr. Vellequette which vests 50% on the 18 month anniversary of the grant date and 50% on the 36 month anniversary of the grant date, restricted stock units generally become fully vested either (i) on the fifth year anniversary of the date of grant, subject to acceleration upon the achievement of certain specified Company performance targets or (ii) one-third annually.
(4)	Includes contributions made by the Company (i) in 2005 to Mr. Kennedy, and, Mr. Vellequette under its 401(k) plan; (ii) in each reported year to Mr. Sobey under its 401(k) plan; and (iii) in each reported year for each Named Executive Officer for Group Term Life insurance.

(5)	Mr. Kennedy joined the Company as an employee on September 1, 2003.
(6)	Includes new hire bonus of $500,000 and stock purchase bonus of $370,096.
(7)	Ms. Shoquist joined the Company on March 15, 2004.
(8)	Includes new hire bonus of $60,000.
(9)	Mr. Foster joined the Company in February 2003 and his employment terminated on March 1, 2005
(10)	Includes severance payment of $805,000.
(11)	Includes new hire bonus of $30,000.
(12)	Includes automobile allowance of (a) $3,600 in fiscal year 2005; and (b) $900 in fiscal year 2004.
(13)	Mr. Vellequette joined the Company on July 19, 2004.
(14)	Includes new hire bonus of $50,000.
(15)	Mr. Ricci joined the Company on November 1, 2004.
(16)	Includes new hire bonus of $100,000.

Employment Contracts, Termination of Employment and Change in Control Arrangements

The Company and Kevin J. Kennedy are parties to an employment agreement dated August 18, 2003 (the “Kennedy Agreement”). The term of the Kennedy Agreement commenced on September 1, 2003 and expires on August 31, 2007, unless sooner terminated pursuant to the terms of the Kennedy Agreement. Mr. Kennedy’s current annual base salary under the Kennedy Agreement is $500,000, subject to adjustment from time to time by the Company, and subject to increase to $575,000 upon the first anniversary of Dr. Kennedy’s employment. In addition, Mr. Kennedy is eligible to earn an annual bonus with a target bonus of 100% of his annual base salary and a maximum bonus of up to 200% of his base salary, based upon achievement of objectives determined by the Company from time to time. The Kennedy Agreement provided for, and Mr. Kennedy received, a one-time new hire bonus of $500,000 and a one-time stock purchase bonus of $250,000 (grossed up for applicable deductions and withholdings) to purchase shares of the Company’s Common Stock. Such shares of Common Stock are subject to a restricted stock agreement which provides for full vesting after six months of employment as Chief Executive Officer of the Company. Mr. Kennedy further received, pursuant to the Kennedy Agreement, an option to purchase 2,000,000 shares of the Company’s Common Stock at an exercise price equal to the fair market value at the date of grant and, upon achieving certain performance goals determined by the Board, Mr. Kennedy received options to purchase a minimum of 1,500,000 shares of the Company’s Common Stock over the 18 month period following his commencement of service as Chief Executive Officer, 1,000,000 of which shares were granted within 12 months of Mr. Kennedy’s commencement of employment. The Kennedy Agreement also provides for 24 months medical insurance coverage upon termination of the Kennedy Agreement. Further, in the event the Kennedy Agreement is terminated (i) by the Company without cause (as that term is defined in the Kennedy Agreement); (ii) as a result of the death or disability of Mr. Kennedy; or (iii) by Mr. Kennedy for good reason (as that term is defined in the Kennedy Agreement), Mr. Kennedy shall receive (a) payment of severance in the amount of three years’ salary and three years’ bonus based upon previous bonuses paid to Mr. Kennedy if employment is terminated prior to the second anniversary of the Kennedy Agreement, or if termination follows a change of control of the Company, (b) payment of severance in the amount of two years’ salary and two years’ bonus based upon previous bonuses paid to Mr. Kennedy if employment is terminated after the second anniversary of the Kennedy Agreement, and (c) partial acceleration of vesting of Mr. Kennedy’s options. If termination of employment occurs prior to the completion of two or three years of employment, the bonus portion of the severance payment will be calculated in accordance with the terms of the Kennedy Agreement. Effective June 16, 2004 the Kennedy Agreement was amended (“the Kennedy Amendment”) to provide that, notwithstanding the terms of the Kennedy Agreement and notwithstanding achievement of certain personal performance milestones previously determined by the Board of Directors, any bonus payment otherwise due for fiscal year 2004 pursuant to the Kennedy Agreement will not be considered earned and payable until the sooner of (y) achievement by the Company of certain financial performance objectives, or (z) the termination of Mr. Kennedy’s employment. Effective August 4, 2004 the Kennedy Agreement was further amended (“the Second Kennedy Amendment”) to provide that, notwithstanding the terms of the Kennedy Agreement, Mr. Kennedy’s base annual salary shall remain at $500,000 until such time as the Company achieves certain financial milestones, at which time Mr. Kennedy’s base annual salary shall be increased to $575,000 retroactive to September 1, 2004.

The Company and Ronald C. Foster were parties to an employment agreement dated January 30, 2003 (the “Foster Agreement”). The term of the Foster Agreement commenced on February 17, 2003 and was to expire on July 31, 2007, unless sooner terminated pursuant to the terms of the Foster Agreement. Mr. Foster’s fiscal year 2005 annual base salary under the Foster Agreement was $350,000. Further, in the event the Foster Agreement was terminated (i) by the Company without cause (as that term is defined in the Foster Agreement); (ii) as a result of the death or disability of Mr. Foster; or (iii) by Mr. Foster for good reason (as that term is defined in the Foster Agreement), Mr. Foster shall receive (a) payment of severance in the amount of two years’ salary and two years’ bonus based upon previous bonuses paid to Mr. Foster if employment is terminated prior to the second anniversary of the Foster Agreement; (b) 24 months medical insurance coverage; and (c) partial acceleration of vesting of Mr. Foster’s stock options. Mr. Foster’s employment with the Company terminated on March 1, 2005 and the Foster Agreement was terminated at that time.

The Company and Mark S. Sobey, Ph.D. are parties to a change of control agreement dated August 4, 2004 (the “Sobey Change of Control Agreement”). The term of the Sobey Change of Control Agreement expires on August 4, 2006 unless sooner terminated pursuant to the terms of the Sobey Change of Control Agreement. On August 4, 2006 and at the end of each two-year period thereafter, the term will automatically be extended for an additional two-year period, provided Dr. Sobey’s most recent performance rating meets expectations. Dr. Sobey’s current base salary is $255,000, subject to adjustment from time to time by the Company. In addition, Dr. Sobey is eligible to earn an annual bonus with a target bonus of 50% of his annual base salary and a maximum bonus of up to 200% of his target bonus. The Sobey Change of Control Agreement provides for payment of severance in the amount of six months’ salary and partial acceleration of vesting of Dr. Sobey’s previously granted equity incentive awards if prior to the expiration of the term and within six months following a change of control (as that term is defined in the Sobey Change of Control Agreement), his employment is terminated by the Company other than for cause (as that term is defined in the Sobey Change of Control Agreement) or by him for good reason (as that term is defined in the Sobey Change of Control Agreement), conditioned upon Dr. Sobey executing and delivering to the Company a release of claims reasonably acceptable to the Company. Prior to a change of control, the Company or Dr. Sobey may terminate the Sobey Change of Control Agreement for convenience upon delivery of a written notice to the other.

Stock Option Grants in Last Fiscal Year

The following table set forth information regarding stock options granted to the Named Executive Officers for the fiscal year ended June 30, 2005:

	Individual Grants					Potential Realizable Value at Assumed Annual Rate of Stock Price Appreciation for Option Term (4)(5)
Name	Number of Securities Underlying Options Granted (1)		% of Total Options Granted to Employees in Fiscal 2005 (2)	Exercise Price per Share (3)	Expiration Date
						5%	10%
Kevin J. Kennedy	500,000		1.44%	$1.61	05/27/13	$406,513	$952,743
Debora Shoquist	200,000		0.58%	1.61	05/27/13	162,605	381,097
Ronald C. Foster	—		—	—	—	—	—
Mark S. Sobey, Ph.D.	200,000		0.58%	1.61	05/27/13	162,605	381,097
David Vellequette	175,000		0.50%	3.12	07/18/12	260,691	624,399
	200,000	(6)	0.58%	1.61	05/27/13	162,605	381,097
	500,000	(7)	1.44%	1.53	06/13/13	372,641	885,563
Michael Ricci	400,000		1.15%	3.13	10/31/12	597,774	1,431,773
	200,000		0.58%	1.61	05/27/13	162,605	381,097

(1)	Except in the event of a change in control of the Company, options granted become exercisable at the rate of 25% of the shares subject thereto one year from the grant date and as to approximately 6.25% of the shares subject to the option at the end of each three-month period thereafter such that the option is fully exercisable four years from the grant date.

(2)	Based on a total of 36,947,065 options granted to the Company’s employees in fiscal 2005, including the Named Executive Officers.
(3)	The exercise price per share of options granted represented the fair market value of the underlying shares of Common Stock on the date the options were granted.
(4)	The potential realizable is calculated based upon the term of the option at its time of grant. It is calculated assuming that the stock price on the date of grant appreciates at the indicated annual rate, compounded annually for the entire term of the option, and that the option is exercised and sold on the last day of its term for the appreciated stock price.
(5)	Stock price appreciation of 5% and 10% is assumed pursuant to the rules promulgated by the SEC and does not represent the Company’s prediction of the future stock price performance.
(6)	Granted to Mr. Vellequette in connection with his promotion to the position of Senior Financial Officer in March, 2005.
(7)	Granted to Mr. Vellequette in connection with his promotion to the position of Chief Financial Officer in May, 2005.

(8)

Aggregated Stock Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

The following table sets forth certain information with respect to stock options exercised by the Named Executive Officers during fiscal 2005, including the shares acquired on exercise and the aggregate value of gains on the date of exercise. In addition, the table sets forth the number of underlying stock options as of June 30, 2005 and value of “in-the-money” stock options, which represents the difference between the exercise price of a stock option and the market price of the shares subject to such option:

Name	Shares Acquired on Exercise	Value Realized (1)	Number of Securities Underlying Unexercised Options at June 30, 2005		Value of Unexercised In-the-Money Options at June 30, 2005 (2)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Kevin J. Kennedy	0	0	3,053,000	500,000	0	0
Debora Shoquist	0	0	350,000	200,000	0	0
Ronald C. Foster	0	0	1,023,750	0	0	0
Mark S. Sobey, Ph.D.	0	0	1,055,00	200,000	0	0
David Vellequette	0	0	175,000	700,000	0	0
Michael Ricci	0	0	0	200,000	0	0

(1)	The value realized upon the exercise of stock options represents the positive spread between the exercise price of stock options and the fair market value of the shares subject to such options on the exercise date.
(2)	The value of “in-the-money” stock options represents the positive spread between the exercise price of stock options and the fair market value of the shares subject to such options on July 2, 2005, which was $1.50 per share.

EQUITY COMPENSATION PLANS

The following table sets forth information about shares of the Company’s Common Stock and Exchangeable Shares that may be issued under the Company’s equity compensation plans, including compensation plans that were approved by the Company’s Stockholders as well as compensation plans that were not approved by the Company’s Stockholders. Information in the table is as of June 30, 2005.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans Approved by security Holders (1)(2)	58,652,683	$2.68	108,893,772
Equity compensation plans Not approved by security holders (3)	79,470,402	15.24	10,814,520

Total / Weighted Ave./ Total	138,123,085	$9.90	119,708,292

(1)	Represents shares of the Company’s Common Stock issuable upon exercise of options and restricted stock units outstanding under the following equity compensation plan: 2003 Equity Incentive Plan.
(2)	Represents shares of the Company’s Common Stock authorized for future issuance under the following equity compensation plan: Amended and Restated 1998 Employee Stock Purchase Plan.
(3)	Represents shares of the Company’s Common Stock issuable upon exercise of options outstanding or authorized for future issuance under the following equity compensation plans: Amended and Restated 1993 Flexible Stock Incentive Plan, 1996 Non-Qualified Stock Option Plan, and Amended and Restated 1999 Canadian Employee Stock Purchase Plan.
(4)	As of June 30, 2005, options and rights to purchase an aggregate of 16,635,929 shares of the Company’s Common Stock at a weighted average exercise price of $32.34 were outstanding under the following equity compensation plans, which options and rights were assumed in connection with the following merger and acquisition transactions: Uniphase Telecommunications, Inc. 1995 Flexible Stock Incentive Plan; JDS FITEL 1994 and 1996 Stock Option Plans; Broadband Communications Products, Inc. 1992 Key Employee Incentive Stock Option Plan; EPITAXX, Inc. Amended and Restated 1996 Employee, Director and Consultant Stock Option Plan; Optical Coating Laboratory, Inc. 1993, 1998 and 1999 Incentive Compensation Plans; E-TEK Dynamics, Inc. 1997 Equity Incentive Plan, and 1998 Stock Plan; Optical Process Automation, Inc. 2000 Stock Option and Incentive Plan, 2000 Series B Preferred Stock Option Plan, SDL, Inc. 1995 Stock Option Plan; SDL UK Plan, Photonic Power System 2002 Stock Option Plan. No further grants or awards will be made under the assumed equity compensation plans, and the options outstanding under the assumed plans are not reflected in the table above.

The following are descriptions of the material features of the Company’s equity compensation plans that were not approved by the Company’s Stockholders:

1996 Non-Qualified Stock Option Plan

The Board of Directors adopted the 1996 Non-Qualified Stock Option Plan (the “1996 Plan”) in November 1996. The 1996 Plan is administered by the Compensation Committee. Pursuant to the 1996 Plan, the Compensation Committee may grant nonqualified stock options only to employees, independent contractors and consultants of the Company or any parent or subsidiary corporation of the Company. Only nonqualified stock options may be issued under the 1996 Plan. Stock options may not be granted to officers and directors of the Company. The 1996 Plan will continue in effect until terminated by the Board of Directors. The Company last granted stock options under the 1996 Plan on April 17, 1998. The Company presently does not intend to grant any additional options under the 1996 Plan.

An aggregate of 19,136,000 shares has been reserved for the grant of stock options under the 1996 Plan. Shares underlying awards that are forfeited or canceled are not counted as having been issued under the 1996 Plan. Stock options issued under the 1996 Plan must have an exercise price of not less than 85% of the fair market value of the Company’s Common Stock on the date of grant of the option. Options are generally non-transferable. The term of all options granted under the Plan shall not exceed eight years from the date of grant.

Amended and Restated 1999 Canadian Employee Stock Purchase Plan

The Amended and Restated 1999 Canadian Employee Stock Purchase Plan (the “Canadian ESPP”) was adopted by the Board of Directors in August 1999 and is administered by the Board of Directors. An aggregate of 10,000,000 shares of Common Stock has been reserved for issuance under the Canadian ESPP. Only employees of JDS Uniphase Inc. (which generally includes all Company employees in Ottawa) and corporate affiliates of the Company as designated by the Board of Directors are eligible to participate in the Canadian ESPP. The Canadian ESPP is not intended to qualify as an “Employee Stock Purchase Plan” under Section 423 of the Internal Revenue Code of 1986, as amended (the “Code”).

The terms of the Canadian ESPP provide that shares of the Company’s Common Stock are offered for purchase through a series of successive or overlapping purchase periods (the “Purchase Periods”), each of a duration (not to exceed twenty-four months) as determined by the Board of Directors. Participants enrolled in a Purchase Period are granted a purchase right which entitles the participating employee to specify a level of payroll deduction between 1% and 10% of compensation to be in effect on each pay day during the Purchase Period, and the accumulated payroll deductions are applied to the purchase of the shares when the purchase right is exercised. No rights or accumulated payroll deductions of a participant under the Canadian ESPP may be transferred (other than by will or by the laws of descent and distribution).

Outstanding purchase rights are automatically exercised on successive quarterly or semi-annual purchase dates as determined by the Board of Directors. The purchase right is exercised by applying the accumulated payroll deductions to the purchase of whole shares on each quarterly or semi-annual purchase date. The purchase price per share is the lesser of (i) 85% of the fair market value per share on the date the Purchase Period begins or (ii) 85% of the fair market value per share on the date the purchase right is exercised. The Canadian ESPP limits purchase rights to a maximum of (i) $25,000 worth of stock (determined at the fair market value of the shares at the time the purchase right is granted) in any calendar year, and (ii) 20,000 shares in any Purchase Period.

The Board of Directors amended the Canadian ESPP on July 31, 2002 to provide that no new Purchase Periods shall commence under the Canadian ESPP on or after August 1, 2002, except as otherwise determined by the Board of Directors. Although the Canadian ESPP will not terminate by its terms until July 1, 2009, all Purchase Periods under the Canadian ESPP were terminated on July 31, 2002. The Company has since integrated former participants in the Canadian ESPP into the Company’s Stockholder approved Amended and Restated 1998 Employee Stock Purchase Plan and it is the Company’s present intention to utilize for future purchase periods only this single stockholder approved employee stock purchase plan for the benefit of all eligible employees of the Company and its corporate affiliates.

REPORT OF COMPENSATION COMMITTEE

The information contained in the following report shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the 1934 Securities Exchange Act, as amended, except to the extent that the Company specifically incorporates it by reference in such filing.

The Compensation Committee of the Board of Directors is responsible for insuring that the Company adopts and maintains responsible and responsive compensation programs for its employees, officers and directors consistent with the long-range interests of Stockholders. In furtherance of this task, the Compensation Committee has the obligation to (a) ensure that the Company adopts and maintains responsible and competitive compensation programs for its employees, officers and directors consistent with the acquisition and retention of talent and the strategy and imperatives of the Company and the long-term interests of Stockholders, (b) review and approve compensation programs that are aligned to actual performance and results, and (c) require that management properly and fully performs all of the Company’s public disclosure obligations with respect to its compensation programs and director and executive officer compensation. The Compensation Committee is also responsible for administering certain other compensation programs for such individuals, subject in each instance to approval by the full Board. The Compensation Committee also has the exclusive responsibility for the administration of the Company’s employee stock purchase plans and equity incentive plans. The Compensation Committee chairman reports on Compensation Committee’s actions and recommendations at Board meetings. The Company’s Compensation and Benefits Group within the company’s Human Resources department supports the work of the Compensation Committee and in some cases acts pursuant to delegated authority to fulfill various functions in administering the Company’s compensation programs. In addition, the Compensation Committee has the authority to engage the services of outside advisors, experts and others to provide assistance as needed. The Compensation Committee is composed solely of non-employee directors, as such term is defined in Rule 16b-3 under the Securities and Exchange Act of 1934, as amended, each of whom must at all times meet all other applicable federal securities and NASDAQ listing requirements to qualify as an independent director.

The fundamental policy of the Compensation Committee is to provide the Company’s chief executive officer and other executive officers with competitive compensation opportunities based upon the overall financial performance of the company, their specific contribution to the financial success of the Company and their personal performance relative to related business performance objectives. It is the Compensation Committee’s objective to have a substantial portion of each executive officer’s compensation contingent upon the Company’s performance as well as upon his or her own level of performance. Accordingly, the compensation package for the chief executive officer and other executive officers is comprised of three elements: (i) base salary which reflects individual performance and is designed primarily to be competitive with salary levels in the industry, (ii) annual variable performance awards payable in cash and tied to the Company’s achievement of financial performance targets, and (iii) long-term stock-based incentive awards which strengthen the mutuality of interests between the executive officers and the Company’s Stockholders. As an executive officer’s level of responsibility increases, it is the intent of the Compensation Committee, and the current plan is designed, such that a greater portion of his or her total compensation is dependent upon Company financial performance rather than base salary.

Several of the more important factors which the Compensation Committee considered in establishing the components of each executive officer’s compensation package for the 2005 fiscal year are summarized below. Additional factors were also taken into account, and the Compensation Committee may in its discretion apply entirely different factors, particularly different measures of financial performance, in setting executive compensation for future fiscal years.

Base Salary. The base salary for each executive officer is determined on the basis of the following factors: experience, personal performance, the average salary levels in effect for comparable positions within and without the industry and internal comparability considerations. The weight given to each of these factors differs from individual to individual, as the Compensation Committee deems appropriate. In selecting comparable companies for the purposes of maintaining competitive compensation, the Compensation Committee considers many factors including geographic location, growth rate, annual revenue and profitability. The Compensation Committee also considers companies outside the industry which may compete with the Company in recruiting executive talent.

Annual Incentive Compensation. Annual bonuses are earned by each executive officer primarily on the basis of the Company’s achievement of certain corporate financial performance and customer satisfaction goals established for each fiscal year. For fiscal 2005, the criteria for determination of payment of bonuses was based on the following factors: (i) the Company’s consolidated operating profit performance net of certain non-recurring adjustments, relative to the target established by the Compensation Committee, (ii) the revenue and operating profit performance of the respective reporting segment relative to the targets established by the Compensation Committee, and (iii) the Company’s performance against certain customer satisfaction improvement objectives. Actual bonuses, if any, earned in fiscal 2005 by each of the current executive officers named in the Summary Compensation Table is indicated in the Bonus and Commission column.

Deferred Compensation Plan. The Company maintains a deferred compensation plan, pursuant to which certain members of management (including the executive officers) may elect to defer a portion of his or her annual compensation. The participants’ funds are invested among various funds designated by the plan administrator and currently may not be invested in the Company’s Common Stock or other Company securities. Upon the death or retirement of a participant, the funds attributable to the participant (including any earnings on contributions) are distributed to the participant or the participant’s beneficiary in a lump sum or in annual installments over a period not to exceed fifteen years.

Long-Term Compensation. Long-term incentives are provided through stock option, restricted stock, and/or restricted stock unit grants. The Compensation Committee believes that stock-based compensation aligns the interests of employees and long-term Stockholders and forms an important element of the Company’s compensation practices by providing each executive officer with a significant incentive to manage the Company from the perspective of an owner with an equity stake in the business. The Compensation Committee approves the equity grants to the executive officers based on a variety of factors, including the individual performance of the executive officer, an assessment of the value of the individual’s services to the Company, the awards given to other executives, and the desire to keep the Company’s overall compensation competitive. Additionally, the Compensation Committee generally grants equity awards to executive officers upon commencement of their employment with the Company, with the level of award based on factors similar to those considered in connection with annual awards to existing executive officers. The number of shares of Common Stock subject to each grant is set at a level intended to create a meaningful opportunity for stock ownership based on the executive officer’s current position with the Company, the base salary associated with that position, the average size of comparable awards made to executive officers in similar positions within the industry, the executive officer’s potential for increased responsibility and promotion over the grant term, and the executive officer’s personal performance in recent periods. The Compensation Committee also takes into account the number of vested and unvested options and other equity incentives held by the executive officer in order to maintain an appropriate level of equity incentive for that executive officer. The Compensation Committee does not adhere to any specific guidelines as to the relative equity incentive holdings of the Company’s executive officers. The equity incentive awards granted in fiscal 2005 to each of the current executive officers named in the Summary Compensation Table is indicated in the Long-Term Compensation Awards column.

When awarded, stock options are granted at a fixed price per share (not lower than the market price on the grant date) and have a term not to exceed eight years. Stock options generally become exercisable at the rate of 25% of the shares subject thereto one year from the grant date and as to approximately 6.25% of the shares subject to the option at the end of each three-month period thereafter such that the option is fully exercisable four years from the grant date, contingent upon the executive officer’s continued employment with the Company. Accordingly, the option will provide the maximum return to the executive officer only if the executive officer remains employed by the Company for the four-year vesting period, and then only if the market price of the underlying shares of Common Stock appreciates over the option term. Similarly, restricted stock units and shares of restricted stock are granted with transfer and reconveyance restrictions or conversion privileges related to the passage of time, the occurrence of one or more events, and/or the satisfaction of performance or financial criteria or other conditions. The restricted stock or restricted stock unit grant will provide a return to the executive officer only if the executive officer remains employed by the Company during a specified period, and the date of vesting of the grant may be determined based upon the achievement of specified Stockholder-aligned performance criteria.

Compensation of the Chief Executive Officer. The compensation of the Chief Executive Officer is reviewed annually on the same basis as discussed above for all executive officers. The Compensation Committee has reviewed all components of the Company’s Chief Executive Officer and four other most highly compensated executive officer’s compensation, including salary, bonus, equity and long-term incentive compensation, accumulated and unrealized stock option and restricted stock gains, and the dollar value to the executive and the cost to the Company of all perquisites and other personal benefits.

Mr. Kennedy’s base salary for fiscal 2005 was $500,000. The Compensation Committee recommended, and the Board of Directors approved, Mr. Kennedy’s base salary and stock option and restricted stock grants in part by comparing the base salaries of chief executive officers at other companies. Mr. Kennedy’s base salary was set at the approximate median of the base salary range for chief executive officers of comparative companies chosen based upon geographic location, annual revenue and profitability, market capitalization and those which may compete with the Company in recruiting executive talent. Mr. Kennedy’s base annual salary is to remain at $500,000 until such time as the Company achieves certain financial milestones, at which time Mr. Kennedy’s base annual salary will be increased to $575,000 retroactive to September 1, 2004. Based on the Compensation Committee’s criteria described above and in accordance with the terms of Mr. Kennedy’s employment agreement, in fiscal 2005 Mr. Kennedy was awarded options to purchase 500,000 shares of Common Stock at a purchase price of $1.61 and received a grant of 525,000 restricted stock units. Additionally, the Compensation Committee recommended, and the Board of Directors and Mr. Kennedy have approved, an amendment to the Kennedy Agreement to provide that, notwithstanding achievement of certain personal performance milestones previously determined by the Board of Directors, any bonus payment otherwise due for fiscal year 2004 pursuant to the Kennedy Agreement will not be considered earned and payable until the sooner of (a) achievement by the Company of certain financial performance objectives, or (b) the termination of Mr. Kennedy’s employment by either party.

The Company is required to disclose its policy regarding qualifying executive compensation for deductibility under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) which provides that, for purposes of the regular income tax and the alternative minimum tax, the otherwise allowable deduction for compensation, excluding “performance-based compensation”, paid or accrued with respect to a covered employee of a publicly-held corporation is limited to no more than $1 million per year. Compensation programs will generally qualify as performance-based if (i) compensation is based on pre-established objective performance targets, (ii) the programs’ material features have been approved by the Company’s Stockholders, and (iii) there is no discretion to increase payments after the performance targets have been established for the performance period.

The Compensation Committee endeavors to maximize deductibility of compensation under Section 162(m) to the extent practicable while maintain a competitive, performance-based compensation program. However, tax consequences, including, but not limited to tax deductibility, are subject to many factors (such as, among others, changes in the tax laws and regulations or interpretations thereof) are beyond the control of either the Compensation Committee or the Company. In addition, the Audit Committee believes that it is important for it to retain maximum flexibility in designing compensation programs that meet its stated objectives and fit within the Company’s guiding principles. Finally, based on the amount of deductions the Company can take each year, the actual impact of the loss of deduction for compensation paid to the Chief Executive Officer and the other top four highly compensated executives over the $1 million limitation is extremely small and has a de minimus impact on the Company’s overall tax position. For all of the foregoing reasons, the Compensation Committee, while considering tax deductibility as one of the factors in determining compensation, will not limit compensation to those levels or types of compensation that will be deductible. The Compensation Committee will, of course, consider alternative forms of compensation that, consistent with its compensation goals, preserve deductibility.

The cash compensation paid to the Company’s executive officers for fiscal 2005 did not exceed the $1 million limit per officer. The Company’s 2003 Equity Incentive Plan (the “2003 Plan”) is structured so that any compensation deemed paid to an executive officer when he or she exercises an outstanding option under the 2003 Plan, with an exercise price equal to the fair market value of the option shares on the grant date, will qualify as performance-based compensation which will not be subject to the $1 million limitation. In addition, other stock based awards issued under the 2003 Plan may be exempt from the $1 million limitation if such awards are subject to performance criteria and administered in accordance with Section 162(m) of the Code. The Company has discretion to issue other stock based awards which are intended to be exempt from the $1 million limitation as well as other stock based awards that are not intended to be exempt from the $1 million limitation.

COMPENSATION COMMITTEE

Casimir S. Skrzypczak, Chair

Richard E. Belluzzo

Peter A. Guglielmi

Martin A. Kaplan

REPORT OF THE AUDIT COMMITTEE

The information contained in the following report shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the 1934 Securities Exchange Act, as amended, except to the extent that the Company specifically incorporates it by reference in such filing.

The Audit Committee of the Board of Directors is responsible for assisting the full Board of Directors in fulfilling its oversight responsibilities relative to the Company’s financial statements, financial reporting practices, systems of internal accounting and financial controls, the internal audit function, annual independent audits of the Company’s financial statements, and such legal and ethics programs as may established from time to time by the Board. The Audit Committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilities, and personnel of the Company and may retain external consultants at its sole discretion. The Audit Committee is composed solely of non-employee directors, as such term is defined in Rule 16b-3 under the Securities and Exchange Act of 1934, as amended, all of whom shall satisfy the independence, financial literacy and experience requirements of Section 10A of the Securities Exchange Act of 1934, as amended, the Sarbanes-Oxley Act of 2002, rules applicable to NASDAQ-listed issuers, and any other regulatory requirements. All members of the Committee are required to have a working knowledge of basic finance and accounting, and at all times at least one member of the Committee qualifies as a “financial expert” as defined by the Sarbanes-Oxley Act of 2002.

Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls. The independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and for issuing a report thereon. The Audit Committee has the general oversight responsibility with respect to the Company’s financial reporting and reviews the scope of the internal independent audits, the results of the audits and other non-audit services provided by the Company’s independent registered public accounting firm.

The following is the Report of the Audit Committee with respect to the Company’s audited financial statements for the fiscal year ended June 30, 2005, which includes the consolidated balance sheets of the Company as of June 30, 2005 and 2004, and the related consolidated statements of operations, stockholders’ equity (deficit) and cash flows for each of the three years in the period ended June 30, 2005, and the notes thereto.

Review with Management

The Audit Committee has reviewed and discussed the Company’s audited financial statements with management.

Review and Discussions with Independent Auditors

The Audit Committee has discussed with Ernst & Young LLP (“Ernst & Young”), the Company’s independent auditors, the matters required to be discussed by Statement on Accounting Standards No. 61, “Communications with Audit Committees” which includes, among other items, matters related to the conduct of the audit of the Company’s financial statements, and both with and without management present, discussed and reviewed the results of Ernst & Young’s examination of the financial statements..

The Audit Committee has also received written disclosures and the letter from Ernst & Young describing all relationships between the Company and the independent registered public accounting firm that bear on the accountants’ independence consistent with the Independence Standards Board Standard No. 1 (which relates to the auditors’ independence from the Company and its related entities). The Audit Committee has discussed with

Ernst & Young any relationships that may impact on its objectivity and independence and also considered whether the provision of non-audit services by Ernst & Young is compatible with maintaining the accountants’ independence and satisfied itself as to Ernst & Young’s independence.

During the course of fiscal 2005, management completed the documentation, testing and evaluation of the Company’s system of internal control over financial reporting in response to the requirements set forth in Section 404 of the Sarbanes-Oxley Act of 2002 and related regulations. The Audit Committee was kept apprised of the progress of the evaluation and provided oversight and advice to management during the process. In connection with this oversight, the Audit Committee received periodic updates provided by management and Ernst & Young at each regularly scheduled audit committee meeting. The Audit Committee also held a number of special meetings to discuss issues as they arose. At the conclusion of the process, management provided the Audit Committee with, and the Audit Committee reviewed, a report on the effectiveness of the Company’s internal control over financial reporting. The Audit Committee continues to oversee the Company’s efforts related to its internal control over financing reporting and management’s preparations for the evaluation for fiscal 2006.

Conclusion

Based on the review and discussions referred to above, the Audit Committee recommended to the Company’s Board that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2005.

AUDIT COMMITTEE

Bruce D. Day, Chair

Peter A. Guglielmi

Richard T. Liebhaber

Casimir S. Skrzypczak

STOCK PERFORMANCE GRAPH

The information contained in the following graph shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the 1934 Securities Exchange Act, as amended, except to the extent that the Company specifically incorporates it by reference in such filing.

The following graph and table set forth the Company’s total cumulative Stockholder return of an investment of $100 in June 2000 and ending June 2005 in: (i) the Company’s Common Stock, (ii) the S&P 500 Index, (iii) the Nasdaq Stock Market (U.S.) Index and, (iv) the Nasdaq Telecommunications Index. Total return assumes reinvestment of dividends. Historical stock price performance is not necessarily indicative of future stock price performance.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*

AMONG JDS UNIPHASE CORPORATION

	6/00	6/01	6/02	6/03	6/04	6/05
JDS Uniphase Corporation	$100.00	$10.43	$2.23	$2.92	$3.16	$1.27
S&P 500 Index	100.00	85.17	69.85	70.03	83.41	88.68
Nasdaq Stock Market (U.S.)	100.00	55.50	37.13	31.63	43.05	43.54
Nasdaq Telecommunications Index	100.00	65.56	29.98	40.13	42.46	48.40

BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s directors, executive officers and any persons who directly or indirectly hold more than 10 percent of the Company’s Common Stock (“Reporting Persons”) to file reports of ownership and changes in ownership with the SEC. Reporting Persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

Based solely on its review of the copies of such forms received and written representations from certain Reporting Persons that no such forms were required, the Company believes that during fiscal 2005, all Reporting Persons complied with the applicable filing requirements on a timely basis.

OTHER MATTERS

The Company knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is intended that proxies in the enclosed form will be voted in respect thereof in accordance with the judgments of the persons voting the proxies.

ANNUAL REPORT ON FORM 10-K AND ANNUAL REPORT TO STOCKHOLDERS

UPON WRITTEN REQUEST TO THE CORPORATE SECRETARY, JDS UNIPHASE CORPORATION, 1768 AUTOMATION PARKWAY, SAN JOSE, CALIFORNIA 95131, THE COMPANY WILL PROVIDE WITHOUT CHARGE TO EACH PERSON SOLICITED A COPY OF THE FISCAL 2005 REPORT, INCLUDING FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULES FILED THEREWITH.

By Order of the Board of Directors,

Kevin J. Kennedy

Chief Executive Officer

October     , 2005

San Jose, California

APPENDIX A

PROPOSED AMENDMENT TO THE COMPANY’S RESTATED CERTIFICATE OF INCORPORATION

CERTIFICATE OF AMENDMENT

OF THE

RESTATED CERTIFICATE OF INCORPORATION

OF

JDS UNIPHASE CORPORATION

The undersigned, Kevin J. Kennedy and Christopher S. Dewees, hereby certify that:

They are the Chief Executive Officer and Secretary, respectively, of JDS Uniphase Corporation, a Delaware corporation (the “Corporation”), the original Certificate of Incorporation of which was filed with the Secretary of State of the State of Delaware on June 23, 1993.

Article 4, Subparagraph 4.1 of the Restated Certificate of Incorporation of the Corporation is amended and restated to read in its entirety as follows:

“4.1. Authorized Capital Stock. The Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the Corporation is authorized to issue is One Billion One Million (1,001,000,000) shares. One Billion (1,000,000,000) shares shall be Common Stock, each having a par value of one-tenth of one cent ($.001): One Million (1,000,000) shares shall be Preferred Stock, each having a par value of one-tenth of one cent ($.001).

Effective at [11:59 p.m.], [Eastern Daylight Time/ Eastern Standard Time] on                     , 200   (the “Effective Date”), every [                     (                    )] shares of the Corporation’s common stock, par value $.001 per share (the “Old Common Stock”) issued and outstanding immediately prior to the Effective Time will be automatically and without any action on the part of the respective holders thereof, be combined and converted into one (1) share of common stock, par value $.001, of the Corporation (the “New Common Stock”) (and such combination and conversion, the “Reverse Stock Split”).

Notwithstanding the immediately preceding sentence, no fractional shares of New Common Stock shall be issued to the holders of record of Old Common Stock in connection with the foregoing reclassification of shares of Old Common Stock and the Corporation shall not recognize on its stock record books any purported transfer of any fractional share of New Common Stock. In lieu thereof, the aggregate of all fractional shares otherwise issuable to the holders of record of Old Common Stock shall be issued to American Stock Transfer and Trust Company, the transfer agent, as agent for the accounts of all holders of record of Old Common Stock and otherwise entitled to have a fraction of share issued to them. The sale of all of the fractional interests will be effected by the transfer agent as soon as practicable after the Effective Date on the basis of the prevailing market prices of the New Common Stock at the time of the sale. After such sale and upon the surrender of the stockholders’ stock certificates, the transfer agent will pay to such holders of record their pro rata share of the total net proceeds derived from the sale of the fractional interests. Each stock certificate that, immediately prior to the Effective Date, represented shares of Old Common Stock shall, from and after the Effective Date, automatically and without the necessity of presenting the same for exchange, represent that number of whole shares of New Common Stock into which the shares of Old Common Stock represented by such certificate shall have been reclassified (as well as the right to receive cash in lieu of any fractional shares of New Common Stock as set forth above)’ provided, however, that each holder of record of a certificate that represented shares of Old Common Stock shall receive, upon surrender of such certificate, a new certificate representing the number of whole shares of New Common Stock into which the shares of Old Common Stock represented by such certificate shall have been reclassified, as well as any cash in lieu of fractional shares of New Common Stock to which such holder may be entitled as set forth above.”

This Certificate of Amendment has been duly adopted by the Board of Directors and stockholders of this Corporation in accordance with Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment of Restated Certificate of Incorporation on                     , 200    .

Kevin J. Kennedy, Chief Executive Officer

Christopher Dewees, Secretary

A-1